UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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HCA Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2017

Dear Stockholder:

On Thursday, April 27, 2017, HCA Holdings, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.	To elect eleven nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2018 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

4.	To approve an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders;

5.	To consider and vote upon a stockholder proposal regarding special shareowner meetings, if properly presented; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on March 7, 2017 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at our corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203, during ordinary business hours, for 10 days prior to the annual meeting.

References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Holdings, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II
Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 17, 2017

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

Proxy Statement for Annual Meeting of Stockholders

to be held on April 27, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 27, 2017

The Company’s Proxy Statement and 2016 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2016 Annual Report to Stockholders at https://materials.proxyvote.com/40412C.

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

QUESTIONS AND ANSWERS

1.	Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

	A:	This proxy statement was first mailed or made available to stockholders on or about March 17, 2017. Our 2016 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

	A:	Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the notice will have the ability to access the proxy materials and annual report on a website referenced in the notice or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the notice and in this proxy statement. In addition, the notice contains instructions on how you may request to receive our proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

	A:	At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of each of the directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); the approval of an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and the consideration and vote upon a stockholder proposal regarding special shareowner meetings, if properly presented. In addition, following the formal business of the meeting, our management team will be available to respond to questions from our stockholders.

4.	Q:	WHO MAY ATTEND THE ANNUAL MEETING?

	A:	Stockholders of record as of the close of business on March 7, 2017, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. The Company may implement additional procedures to ensure the comfort and safety of meeting attendees. Registration will begin at 1:00 p.m. (CDT), and the annual meeting will commence at 2:00 p.m. (CDT).

5.	Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

	A:	Only stockholders of record as of the close of business on March 7, 2017 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 370,440,793 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q:	WHO IS SOLICITING MY VOTE?

	A:	The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2017 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $15,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

7.	Q:	ON WHAT MAY I VOTE?

	A:	You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; the advisory say-on-pay resolution to approve our executive compensation; the approval of an amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and the stockholder proposal regarding special shareowner meetings, if properly presented.

8.	Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board unanimously recommends that you vote as follows:

• FOR each of the director nominees;

• FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

• FOR the advisory say-on-pay resolution to approve our executive compensation;

• FOR approval of the amendment to the Company’s amended and restated certificate of incorporation to allow certain stockholders to request special meetings of stockholders; and

• AGAINST the stockholder proposal regarding special shareowner meetings.

9.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

	A:	It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

10.	Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received a notice of Internet availability of the proxy materials instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the notice.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 11.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

	A:	If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

	A:	Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director must tender his or her resignation to the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as directors.

13.	Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:

Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors, or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Amendment to the Company’s Amended and Restated Certificate of Incorporation: The proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow certain stockholders to request special meetings of stockholders must receive affirmative votes from the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors to be approved.

Stockholder Proposal Regarding Special Shareowner Meetings: The stockholder proposal regarding special shareowner meetings, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved.

14.	Q:	WHAT CONSTITUTES A “QUORUM”?

	A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

15.	Q:	WHAT IF I ABSTAIN FROM VOTING?

	A:	If you attend the meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 4 or 5, your abstention will have the same legal effect as a vote against these proposals.

16.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

	A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Wells Fargo Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4 and 5 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

17.	Q:	WHAT IS A “BROKER NON-VOTE”?

	A:	Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

18.	Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

	A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

19.	Q:	WHO WILL COUNT THE VOTES?

	A:	Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

20.	Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

	A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will provide a live webcast of the annual meeting accessible at https://event.webcasts.com/starthere.jsp?ei=1138008. The webcast will be one-way audio only, and webcast attendees will not be able to participate or vote at the meeting via the webcast.

21.	Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

	A:	We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 24 below.

22.	Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

	A:	Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 17, 2017, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

23.	Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

	A:	Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than ninety (90) nor more than one hundred twenty (120) days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance section of our website, www.hcahealthcare.com.

24.	Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

	A:	We will provide copies of this proxy statement and our 2016 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2016, without charge to any stockholder who makes a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

25.	Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

	A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

BACKGROUND

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each a “Sponsor”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”).

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). HCA Holdings, Inc. became the parent company, and HCA Inc. became HCA Holdings, Inc.’s 100% owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock.

During March 2011, we completed the initial public offering of 87,719,300 shares of our common stock (the “IPO”). Our common stock is traded on the NYSE (symbol “HCA”).

CORPORATE GOVERNANCE

Director Independence.  Our Board of Directors currently consists of eleven directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Robert J. Dennis, Nancy-Ann DeParle, Charles O. Holliday, Jr., Ann H. Lamont, Jay O. Light, Geoffrey G. Meyers, Wayne J. Riley, M.D. and John W. Rowe, M.D. are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Holliday and Meyers and Dr. Riley, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of

Directors. See “Director Qualifications” and “Certain Relationships and Related Person Transactions.” In addition, R. Milton Johnson’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA.

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Light has been chosen as the non-management and independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Stockholder Nominees.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Committees.  Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All such charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care
R. Milton Johnson*
Robert J. Dennis				X
Nancy-Ann DeParle					X
Thomas F. Frist III			Chair
William R. Frist					X
Charles O. Holliday, Jr.	X		X
Ann H. Lamont		X		Chair
Jay O. Light		Chair	X
Geoffrey G. Meyers	Chair	X
Wayne J. Riley, M.D.	X			X	Chair
John W. Rowe, M.D.					X

*	Indicates management director.

Director Qualifications.  The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. While we do not have any specific diversity policies for considering Board candidates, we endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 — Election of Directors.”

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2016, Mr. Johnson, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Ms. Lamont, Mr. Light, Mr. Meyers, Dr. Riley and Dr. Rowe were elected to the Company’s Board at the Company’s 2016 annual meeting of stockholders. Messrs. Frist III and Frist were nominated for election to the Board as a consequence of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.”

Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock.

Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a consequence of their relationship with the Frist Entities. As of February 27, 2017, the Frist Entities owned approximately 18.8% of our common stock.

As a group, the Investor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and general issues involving stakeholders.

Mr. Johnson brings leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of our Company and the Company’s industry, to the Board. In addition, he brings his broad strategic vision for our Company to the Board. Mr. Johnson’s service as Chairman and Chief Executive Officer of the Company (and, previously, as President and Chief Financial Officer) creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having Mr. Johnson on our Board provides our Company with ethical, decisive and effective leadership.

Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a public company and experience serving as a director of several firms, including public companies, which will be beneficial in providing the Board of Directors with financial and general business expertise. Ms. DeParle was selected as a director in light of her service in governmental health care positions and experience serving as a director of other firms, including public companies, which will be particularly beneficial in providing health care and general business expertise to the Board of Directors. Mr. Holliday was selected as a director in light of his experience as a chief executive officer of a public company and experience serving as chairman or director of several firms and organizations, including public companies and economic organizations, which will be beneficial in providing the Board of Directors with financial and general business expertise. Ms. Lamont was selected as a director in light of her experience serving as a director of other firms, including public companies, her financial expertise and her service with other health care organizations, which will be particularly beneficial in providing financial and general business expertise to the Board of Directors. Mr. Light was selected as a director in light of his experience as Dean of Harvard Business School as well as his experience serving as a director of several companies, including public companies, his financial expertise and his service with other health care organizations, which will be particularly beneficial in providing financial and general business expertise to the Board of Directors. In light of Mr. Light’s leadership role as the Board’s non-management and independent presiding director and tenure with the Company, our Nominating and Corporate Governance Committee recommended and the Board of Directors deemed it to be in the best interest of the Company to grant a one-year exception to the 75-year age limit contemplated by our Corporate Governance Guidelines to permit Mr. Light’s continued service to the Company for an additional term. Mr. Meyers was selected as a director in light of his experience serving as a director of several companies, including public companies, and his extensive experience in the health care industry. In addition, Mr. Meyers’ previous experience as a chief financial officer of a public company will provide valuable experience in his role as chair of our Audit and Compliance Committee. Dr. Riley was selected as a director in light of the leadership and management skills he has acquired through his prior experience as the president and chief executive officer of Meharry Medical College and executive positions at Baylor College of Medicine and Ben Taub General Hospital. In addition, Dr. Riley has significant medical and academic experience in the health care field as well as experience as a director of publicly traded companies. Dr. Rowe was selected as a director in light of his experience as a chief executive officer of a public company, experience serving as a director of several firms, including public companies, and experience as a physician, which will be beneficial in providing financial, general business and health care expertise to the Board of Directors.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one domain that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

Our Board of Directors’ current view is that having Mr. Johnson serve as both Chairman and Chief Executive Officer, coupled with strong independent director leadership, is the most appropriate leadership structure for the Company at this time. A number of factors support the current leadership structure. The Board of Directors believes the combined Chairman and Chief Executive Officer structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. Further, given he has the benefit of approximately

35 years of operational and leadership experience within HCA, Mr. Johnson is best-positioned to set the Board’s agenda and provide leadership. Mr. Johnson’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care. The Board also noted Mr. Johnson’s strong performance as a leader. At present, the Board of Directors believes that this structure, along with (i) the presence of a non-management and independent presiding director; (ii) the principles and practices described in our Corporate Governance Guidelines which, among other things, provide that non-management directors shall meet at regularly scheduled executive sessions, which typically occur at our regularly scheduled Board meetings without any member of management present; (iii) regular Board review of the Chief Executive Officer succession plan; (iv) annual evaluation of the Chief Executive Officer by the non-management directors; and (v) oversight of the Chief Executive Officer’s compensation by the Compensation Committee, a committee composed entirely of independent directors that is advised by an independent compensation consultant, effectively maintains independent oversight of management. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. We plan to continue to examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the

Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, as described below under “Executive Compensation — Compensation Risk Assessment.” The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to our patients. The Finance and Investments Committee assists the Board in fulfilling its risk oversight responsibility with respect to the Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature.

Board Meetings and Committees;  Policy Regarding Director Attendance at Annual Meetings of Stockholders.  During 2016, our Board of Directors held seven meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2016 annual meeting of stockholders was attended by all directors in service at such time.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Charles O. Holliday, Jr., Geoffrey G. Meyers (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each of Charles O. Holliday, Jr., Geoffrey G. Meyers and Wayne J. Riley, M.D. is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Reviewing, approving or ratifying certain related party transactions;
•	Discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•	Reviewing the Company’s data security programs, including cyber security and procedures regarding disaster recovery and critical business continuity;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement; and
•	Overseeing the activities of the Company’s Disclosure Committee.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2016, the Audit and Compliance Committee met 11 times.

Compensation Committee.  Our Compensation Committee is composed of Ann H. Lamont, Jay O. Light (Chair) and Geoffrey G. Meyers. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee; and
•	Director compensation arrangements.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2016, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by

Semler Brossy. A consultant from the firm attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;
•	Review and analyze proxy officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2016, the Compensation Committee met six times.

Finance and Investments Committee. Our Finance and Investments Committee was established in July 2016 and is composed of Thomas F. Frist III (Chair), Charles O. Holliday, Jr. and Jay O. Light. This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment strategies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2016, the Finance and Investments Committee met two times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Ann H. Lamont (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement and Mr. Johnson’s employment agreement, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2016, the Nominating and Corporate Governance Committee met four times.

Patient Safety and Quality of Care Committee. Our Patient Safety and Quality of Care Committee is composed of Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and John W. Rowe, M.D. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2016, the Patient Safety and Quality of Care Committee met four times.

Policy Regarding Communications with the Board of Directors. Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Holdings, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.  The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	Chief executive officer evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance pages of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers from, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203.

Stockholder Engagement. During 2016, the Company solicited feedback from a number of our largest stockholders to discuss key corporate governance-related matters, including equity and executive compensation. We believe that this investor feedback regarding our compensation and governance practices is of particular value to us as we have made a number of changes over the past several years as part of our evolution from being a controlled company.

Our Non-Management and Independent Presiding Director and Compensation Committee Chair and members of management were involved in this stockholder engagement process. The meetings were conducted throughout the year both in-person and telephonically. All investor feedback was summarized and presented to the Compensation Committee and subsequently reported to the Board of Directors.

Key topics discussed at the meetings in 2016 included an overview of the Company, compensation philosophy and governance position. We also reviewed executive compensation practices, governance changes since our IPO, and views on other governance considerations. Our goal was to solicit feedback from stockholders on the above items and identify any other areas of interest of our stockholders.

In connection with these outreach efforts, we generally found that the stockholders with whom we had an opportunity to engage were comfortable with our compensation and governance practices. The input from these discussions was beneficial in the Company’s decision to include the proposed Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to allow certain stockholders to request special meetings of stockholders as described in Proposal 4.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation Committee of the Board of Directors was composed of Jay O. Light, Geoffrey G. Meyers and Ann H. Lamont. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2016 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that, due to administrative error, (i) one Form 4 was filed for Joseph N. Steakley on February 29, 2016 with respect to a gift transaction on August 19, 2015 and (ii) one Form 4 was filed for Jana Joustra Davis on February 29, 2016 with respect to a sale transaction on August 18, 2014 of indirectly held shares. In addition, in 2017, one Form 4 was filed for J. William B. Morrow on February 7, 2017 with respect to a grant of stock appreciation rights on February 1, 2017. This belief is based on our review of forms filed or written notice that no other reports were required.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of eleven directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one year term as a director until the annual meeting of stockholders in 2018 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)
R. Milton Johnson	60	2009	Chairman and Chief Executive Officer
Robert J. Dennis	63	2014	Director
Nancy-Ann DeParle	60	2014	Director
Thomas F. Frist III	49	2006	Director
William R. Frist	47	2009	Director
Charles O. Holliday, Jr.	68	2016	Director
Ann H. Lamont	60	2013	Director
Jay O. Light	75	2011	Director
Geoffrey G. Meyers	72	2011	Director
Wayne J. Riley, M.D.	57	2012	Director
John W. Rowe, M.D.	72	2014	Director

(1)	As of March 7, 2017.

R. Milton Johnson was appointed Chairman and Chief Executive Officer effective December 31, 2014. Mr. Johnson served as President and Chief Executive Officer from January 1, 2014 to December 31, 2014 and has been a director of the Company since December 2009. Mr. Johnson previously served the Company as President and Chief Financial Officer from February 2011 through December 2013 and Executive Vice President and Chief Financial Officer from July 2004 to February 2011. Prior to that time, he served as Senior Vice President and Controller from July 1999 until July 2004 and as Vice President and Controller of the Company from November 1998 to July 1999. From April 1995 to October 1998, Mr. Johnson served as Vice President — Tax of the Company. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust, Inc. — The Hospital Company from September 1987 to April 1995.

Robert J. Dennis has served as President and Chief Executive Officer since 2008 and Chairman since April 2010 of Genesco Inc., a specialty retailer. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer at Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of Corrections Corporation of America since February 2013 and served as a director of Teavana Holdings, Inc. from 2011 to 2012.

Nancy-Ann DeParle is a founding partner of Consonance Capital Partners, a private equity firm, and has held such position since 2013. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist currently serves as a director of Science Applications International Corporation and Verisign, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Charles O. Holliday, Jr. has served as Chairman of Royal Dutch Shell plc since May 2015. He is also a Director of CH2M HILL Companies, Ltd., a civil engineering firm. He worked for DuPont for 37 years, including serving as Chief Executive Officer from 1998 to 2008 and Chairman from 1999 to 2009. He also served as a director of Deere & Company from 2007 to 2015. He was Chairman of Bank of America from 2010 to 2014. He is Chairman of the Executive Committee, Sustainable Energy for ALL, and is a member of The American Academy of Arts and Sciences. He is the former Chairman of the U.S. Council on Competitiveness, The World Business Council for Sustainable Development and the National Academy of Engineering.

Ann H. Lamont leads the health care and financial services information technology teams at Oak Investment Partners, a multi-stage venture capital firm. Ms. Lamont has been with Oak Investment Partners since 1982, serving as General Partner from 1986 to 2006 and as a Managing Partner since 2006. Ms. Lamont has also served as a director of Benefitfocus, Inc. since 2010 and a director of Castlight Health, Inc. since 2009. Ms. Lamont served as a director of NetSpend Holdings, Inc. from 2004 until 2013.

Jay O. Light is the Dean Emeritus of Harvard Business School and, prior to becoming Dean in April 2006, Mr. Light was Senior Associate Dean, Chairman of the Finance Area, and a professor teaching Investment Management, Capital Markets, and Entrepreneurial Finance for 30 years. Mr. Light was formerly a director of the Harvard Management Company and a director of Partners HealthCare (the Mass General and Brigham & Women’s Hospitals) and chairman of its Investment Committee until 2015. Mr. Light has also served as a member of the board of directors of The Blackstone Group L.P.’s general partner since September 2008. Until 2008, Mr. Light was a Trustee of the GMO Trusts, a family of mutual funds for institutional investors.

Geoffrey G. Meyers is the retired Chief Financial Officer, Executive Vice President and Treasurer for Manor Care, Inc., a short-term post-acute and long-term care provider, where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers is currently Chairman of the Board for PharMerica Corporation, as well as a director of Welltower, Inc. and the Trust Company of Toledo, a northwestern Ohio trust bank.

Wayne J. Riley, M.D. has been appointed president of SUNY Downstate Medical Center to be effective April 3, 2017. He is currently Adjunct Professor of Healthcare Management, Owen Graduate School of Management and Clinical Professor of Medicine, Vanderbilt University School of Medicine, Vanderbilt University, and President Emeritus of the American College of Physicians. He formerly served as President and CEO of Meharry Medical College from January 2007 to May 2013. Prior to joining Meharry, Dr. Riley served at the Baylor College of Medicine in Houston, Texas as the Vice-President and Vice Dean for Health Affairs and Governmental Relations from May 2004 through December 2006 and as Associate Professor of Internal Medicine from October 2005 through December 2006. Dr. Riley also served as a director of Vertex Pharmaceuticals Incorporated from July 2010 to July 2015. He also previously served as a director of Pinnacle Financial Partners, Inc. from 2007 to 2013 and of the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is a member of the National Academy of Medicine of the National Academy of Sciences and holds leadership positions in a number of medical, educational, honorific and health care organizations.

John W. Rowe, M.D. has been a Professor in the Department of Health Policy and Management at the Columbia University Mailman School of Public Health since 2006. From 2000 until 2006, Dr. Rowe served as Chairman and Chief Executive Officer of Aetna, Inc., a managed health care company. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health from 1998 to 2000 and President of Mount Sinai Hospital and Mount Sinai School of Medicine from 1988 to 1998.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of votes “against” from such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2016 are described below and under “Audit and Compliance Committee Report” located on page 74 of this proxy statement.

Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $9.2 million for 2016 and $8.9 million for 2015.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.9 million for 2016 and $2.0 million for 2015. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $3.1 million for 2016 and $3.4 million for 2015.

All Other Fees. There were no fees billed by Ernst & Young LLP for products or services other than those described above in 2016 or 2015.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2016 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce HCA’s strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of key contributors.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 30 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 49 through 67, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2017 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2017 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HOLDINGS, INC. TO ALLOW CERTAIN STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS

We are asking that stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to allow certain stockholders to request special meetings of our stockholders.

Special meetings of stockholders should only be held in special or extraordinary circumstances.

As a result of the inclusion in our Amended and Restated Certificate of Incorporation of the provision limiting the ability to call special meetings of stockholders to our Board of Directors, the Chairman of the Board or our Chief Executive Officer, our stockholders do not presently have the right to call special meetings. The Board determined that the adoption of a right of stockholders to call special meetings, and hence the amendment described in this proposal, are appropriate following review of the policies and preferences of certain of our significant stockholders, as well as a review of the stockholder proposal included in Proposal 5 below. The Board recognizes that providing stockholders the ability to request that the Company call special meetings is viewed by some stockholders as an important corporate governance practice that can enhance stockholder rights. The Board also believes, however, that special meetings of stockholders could result in our incurring substantial expenses and may be disruptive to our business operations and therefore counter to the best interests of stockholders as a whole. For every special meeting called, we must provide each stockholder with a notice of meeting and proxy materials at significant legal, printing and mailing expenses, as well as incur the other costs normally associated with holding a stockholder meeting. Accordingly, the Board believes that special meetings of stockholders should be extraordinary events that should be held only if a significant minority of stockholders is in agreement that a special meeting is appropriate, and also believes that such extraordinary meetings should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. Accordingly, the Board of Directors has reviewed a number of factors and concluded that establishing an ownership threshold of, and economic interest in, at least 25% of the total voting power of the outstanding shares of our common stock for stockholders to request a special meeting, together with certain procedural requirements as described further below, strikes an appropriate balance between enhancing the rights of stockholders and protecting against the risk that a small minority of stockholders will pursue special interests that are not in the best interests of our stockholders as a whole. In determining to utilize a 25% ownership threshold, the Board noted that the 25% ownership standard is the most prevalent standard among the Company’s peer companies and that certain of the Company’s institutional stockholders have in the past expressed support for a 25% ownership threshold for stockholders to be able to request a special meeting of the stockholders.

In order to implement the right for stockholders to call special meetings, the Board has adopted bylaw amendments, the effectiveness of which is conditioned on stockholders’ approval of the amendment to our Amended and Restated Certificate of Incorporation described in this proposal, that would provide stockholders the right to call special meetings of stockholders, with the terms and limitations further described below under “—Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings.” The informational and procedural requirements set forth in the proposed bylaw amendments are intended to minimize the risk of potential abuse, cost and distraction that could result from multiple stockholder meetings being held in a short time period, or from multiple meetings being held to consider matters that have been substantially addressed in the recent past, that are slated to be substantially addressed in the near future or that are not properly within the scope of matters that may be acted on by stockholders. Regardless of whether this proposal is approved, the Board of Directors, the Chairman of the Board and the Chief Executive Officer will continue to have the ability to call special meetings of stockholders when, in the exercise of their fiduciary obligations, they determine appropriate.

Approval of Proposal 4 will result in stockholders having the right to call special meetings of stockholders promptly after the annual meeting.

The Company has been notified that a stockholder proponent intends to present an advisory and non-binding proposal at the annual meeting. Proposal 5 is an advisory and non-binding stockholder proposal that relates to special meetings of stockholders. Although Proposal 5 relates to the same subject matter as Proposal 4, the terms and effects of the proposals differ. Accordingly, you should carefully read the description of each proposal, and our statement in opposition to Proposal 5 in order to understand these differences. If the Company’s Proposal 4 is approved and Proposal 5 is also approved, then stockholders will have approved two different and conflicting thresholds of shares outstanding needed to call a special meeting of stockholders. For the reasons described above, the Board believes that a 25% ownership threshold as opposed to the 10% ownership threshold called for in Proposal 5 is appropriate. If both Proposal 4 and Proposal 5 are approved, the Company will implement Proposal 4 and not act on Proposal 5. The Company will consider approval of Proposal 4 as supporting the implementation of Proposal 4 even if Proposal 5 is also approved. The Company believes that this approach is appropriate because approval of Proposal 4 requires a supermajority vote of stockholders and is necessary to amend the Amended and Restated Certificate of Incorporation under Delaware law. In contrast, approval of Proposal 5 is advisory and non-binding on the Board. If Proposal 5 is approved and Proposal 4 receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote but less than seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, then the Amended and Restated Certificate of Incorporation will not be amended and stockholders will not be permitted to request special meetings of stockholders; however, our Board will take the voting results with respect to Proposal 5 under appropriate consideration.

The description above of the proposed amendment to our Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to and should be read in conjunction with the full text of our Amended and Restated Certificate of Incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Appendix A. Furthermore, the description above of the pending amendments to our bylaws to implement the right of stockholders to call special meetings is qualified by reference to and should be read in conjunction with the more detailed description below of the bylaw amendments, which will only become effective if this proposal is approved.

Vote Required

The proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to allow certain stockholders to request special meetings of stockholders will be approved if it receives affirmative votes from the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. If such approval is obtained, the amendments to the Company’s bylaws further described below under “— Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings,” which have been conditionally adopted by our Board, would become immediately effective.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HCA HOLDINGS, INC. TO ALLOW CERTAIN STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS.

Terms of Pending Bylaw Amendments Allowing Stockholders to Call Special Meetings

If the amendment described in this Proposal 4 is approved by stockholders, bylaw amendments conditionally adopted by our Board would become effective, and will provide that we will be required to call a special meeting of stockholders upon the written request of one or more holders who have owned shares representing at least 25% of the outstanding shares of our common stock for at least one year. The bylaw amendments utilize a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting satisfy the 25% ownership threshold. Under the “net long” definition, a person will be deemed to “own” only those shares of outstanding common stock as to which the person possesses (i) the sole power to vote or direct the voting; (ii) the sole economic incidents of ownership (including the right to profits and risk of loss); and (iii) the sole power to dispose of or direct the disposition of such shares. The “net long” definition excludes ownership of derivative securities, as detailed further in the bylaw amendments.

The bylaw amendments further provide that to be in proper form to call a special meeting of stockholders, the stockholder request(s) for a special meeting must include certain information, including a statement of the purposes of the meeting, as well as an acknowledgement that any sales of shares by the requesting stockholder(s) will be deemed a revocation of the special meeting request in respect of the shares disposed of, and that such shares will no longer be counted for purposes of determining whether the 25% ownership threshold requirement has been satisfied. The requesting stockholder(s) will also be required to update the information provided in the request to ensure that it is true and correct as of the record date for notice of the special meeting, and as of 15 days prior to such special meeting.

The bylaw amendments also excuse us from calling a stockholder-requested special meeting if we receive the request(s) for the meeting during the period beginning 90 days prior to the first anniversary date of the preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting, or if a substantially similar item was presented at any meeting of stockholders held within 90 days prior to our receipt of the special meeting request(s) or is included in our notice of a stockholder meeting that has been or will be called and will be held within 90 days after receipt of the stockholder request(s) for the special meeting. The bylaw amendments also excuse us from calling a stockholder-requested special meeting if the proposed special meeting relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law.

If the conditions of the bylaw amendments are satisfied, we would be required to hold a stockholder-requested special meeting within 90 days after receipt of stockholder request(s) for the meeting, unless the proposed item(s) of business are presented at another meeting as described above. Business transacted at the meeting would be limited to the purpose(s) stated in the stockholder request(s) for a special meeting, and any other matters submitted to the meeting by our Board.

In the event the amendment described in this Proposal 4 is approved, these bylaw amendments would become effective without any further action by the Board or the stockholders. In that case, we will file the Amended and Restated Bylaws, as amended to include these provisions, as an exhibit to the Current Report on Form 8-K filed to report the results of the annual meeting.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS

We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who has indicated he is a beneficial owner of no less than 50 shares of common stock, intends to present the following proposal for consideration at the annual meeting. The proponent’s resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of our shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

It may be possible to adopt this proposal by incorporating brief text similar to this into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

Please vote to enhance shareholder value: Special Shareowner Meetings – Proposal 5

Statement of the Board of Directors in Opposition to the Stockholder Proposal

Our Board has considered the proponent’s proposal. After a thorough review of the proposal, the Board has concluded that this proposal would not be in the best interests of HCA and its stockholders.

The stockholder proposal is in direct conflict with the Company’s Proposal 4 to allow certain stockholders the right to request the calling of special meetings of stockholders.

This advisory proposal conflicts with the Company’s Proposal 4, a binding proposal calling for stockholders to approve amendments to our Amended and Restated Certificate of Incorporation to remove restrictions on the right to call special meetings of stockholders. The Board recognizes that providing stockholders the ability to request that the Company call special meetings is viewed by some stockholders as an important corporate governance practice that can enhance stockholder rights. However, the Board believes that the 10% ownership level called for in this stockholder special meeting proposal is unduly low and could result in stockholders who have not garnered significant support from other stockholders disrupting the Company by calling special meetings of stockholders to consider proposals that may not be supported by other stockholders and that are not viewed by the Board as being in the best interest of all stockholders. Organizing and preparing for a special meeting involves a significant commitment of management time and attention that may disrupt focus on other corporate priorities, and imposes substantial legal, administrative and distribution costs. The Board of Directors believes that a special meeting of stockholders should only be held in special or extraordinary circumstances dictated by fiduciary, strategic, significant transactional or similar considerations that should be addressed immediately and not delayed until the next annual meeting. The Board of Directors reviewed a number of factors and concluded that establishing an ownership threshold of, and economic interest in, at least 25%, as opposed to 10%, of the total voting power of the outstanding shares of our common stock for stockholders to request a special meeting, together with certain procedural requirements to avoid abuse and to limit the risk of repetitive and unproductive stockholder meetings being called by stockholders, strikes an appropriate balance between enhancing the rights of stockholders while protecting against the risk that a small minority of stockholders will pursue special interests that are not in the best interests of our stockholders as a whole. Accordingly, the Board believes that any provisions allowing stockholders to call a special meeting should require support from stockholders owning at least 25% of the Company’s outstanding common stock on a “net long” basis. In determining to utilize a 25% ownership threshold in Proposal 4, the Board noted that the 25% ownership standard is the most prevalent standard among its peer companies, and that a number of the Company’s institutional stockholders have in the past expressed support for a 25% ownership standard for stockholders to be able to request a special meeting of the stockholders.

Stockholder rights to call a special meeting are limited or do not exist in most significant U.S. public companies.

Based on published sources, approximately 40% of the Standard & Poor’s 500 companies do not permit stockholders to call special meetings. In addition, a 25% ownership threshold has emerged as the most common threshold for the companies that do give stockholders the right to call special meetings. A provision that would permit holders of only 10% of the Company’s outstanding common stock to call a special meeting for any purpose at any time would permit a group of minority stockholders (or a single stockholder) with a narrow self-interest to put the Company to considerable expense and disruption. This concern is heightened if stockholders who may have a perspective substantially different from the majority could borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting. The power to call a special meeting has historically been a tool for acquirors in the hostile merger and acquisition context. Potential acquirors seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the Company’s Board of Directors.

Ample avenues of communication are available to stockholders to express their interests or concerns.

The Company solicits and values stockholder discussion and input on corporate governance matters and takes every step possible to ensure that such input is received in the ordinary course. Of note, our non-management and independent presiding director and members of Company management engage in a shareholder outreach program to solicit the feedback of the Company’s largest stockholders with respect to various compensation and governance matters, including the subject matter of this proposal, and to discuss any other areas of interest to such stockholders. Our investor relations and corporate secretary teams maintain open and regular lines of direct communication with our stockholders, and we have been responsive to stockholder feedback received in the past. Stockholders and other interested parties may communicate directly and confidentially with the Board, a particular director, or the non-management directors or independent directors as a group as described under “Corporate Governance—Policy Regarding Communications with the Board of Directors.” The Company is committed to good governance practices and has demonstrated accountability and responsiveness to the views and concerns of stockholders by adopting a majority voting policy in connection with uncontested elections of directors, maintaining a de-classified board, adopting a clawback policy and asking stockholders to approve the changes described in Proposal 4 to allow certain stockholders to request special meetings of stockholders.

The Company will implement Proposal 4 if approved.

Proposal 4 and Proposal 5 directly conflict, and the Company believes it is appropriate for the Company to indicate how it intends to respond if the conflicting proposals are both approved. For the reasons set forth above and in Proposal 4, the Company intends to implement Proposal 4 if Proposal 4 is approved, even if Proposal 5 is properly presented at the stockholders meeting and approved. If Proposal 5 is approved and Proposal 4 receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote but less than seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, then the Amended and Restated Certificate of Incorporation will not be amended and stockholders will not be permitted to request special meetings of stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL AND “FOR” PROPOSAL 4.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

Named Executive Officers

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2016 were:

•	R. Milton Johnson, Chairman and Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer;

•	Samuel N. Hazen, President and Chief Operating Officer;

•	Charles J. Hall, President — National Group; and

•	Jonathan B. Perlin, M.D., President — Clinical Services Group and Chief Medical Officer.

Executive Summary

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2016 Performance Results

The following are highlights of the Company’s financial performance in 2016:

•	The Company experienced strong growth in cash flows from operating activities, with operating cash flows increasing 19.4%.

•	The Company also demonstrated strong operating results in 2016 with diluted earnings per share (as defined for purposes of our 2016 incentive compensation programs) increasing 13.9%.

•

As a result of the combined impact of equivalent admission growth of 2.2% and a 2.3% increase in revenue per equivalent admission, revenues increased 4.6% and EBITDA (as defined for purposes of our 2016 incentive compensation programs) grew 4.0%.

In addition to financial performance, we continued to focus on delivering quality care to our patients. The following are a few of the 2016 quality and patient care highlights:

•	70% of HCA’s affiliated U.S. hospitals received a “Hospital Safety Grade” of “A” or “B” from The LeapFrog Group in October 2016, as compared to 56% of non-HCA U.S. hospitals.

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient quality and safety measures continued to exceed the CMS national average.

•	We experienced year-over-year improvement in CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) patient satisfaction scores.

Impact of Performance on 2016 Compensation

Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2016 was directly impacted by our financial performance, quality objectives, and stockholder return.

Performance Objective	Link to 2016 Compensation

Financial	2016 equity performance vesting for performance-based stock appreciation rights granted in 2013—2014 and 80% of 2016 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA. Performance share units granted in 2016 vest based on achievement of a cumulative earnings per share goal for fiscal years 2016 —2018.

Quality/Patient Care	20% of 2016 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks.

Stockholder Return	50% of annual equity grants made in 2016 were in the form of stock appreciation rights designed to reward executives for future growth in stockholder value.

The Company had strong financial and quality performance for 2016, but the results were below the targets established for the year, which were designed to drive a strong pay for performance culture. The Company consistently strives to improve both financial and quality results and has done so again in 2016. As a result, annual incentive payouts for the named executive officers for 2016 were paid at 81.66% to 101.66% of target. Participants also earned 80% of the portion of the performance vested equity awards tied to 2016 EBITDA performance.

2016 “Say-on-Pay” Advisory Vote

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2016, as required under the Dodd-Frank Act. At our 2016 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 97% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2016 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. While each of these factors influenced the Committee’s decisions regarding our named executive officers’ compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2016 “say-on-pay” advisory vote.

Key Policies and Practices

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

•

Restrictions on Hedging and Pledging Transactions: Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit the individuals’ economic risk with respect to such individuals’ interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

•

Performance-Based Long-Term Incentive Programs: Stock appreciation right awards granted in 2013 – 2014 were structured such that 50% of vesting is based on the Company’s operating performance as measured by annual EBITDA goals. Since 2015, the Company granted performance share unit (“PSU”) awards which vest based on achievement of a three-year cumulative earnings per share (“EPS”) goal, in addition to time-based stock settled stock appreciation right (“SAR”) awards.

•

Policies that Discourage Short-Term Risk Taking: Annual incentive payouts under the PEP are subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards granted in 2015 and thereafter are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•	No Tax Gross-Ups on Perquisites: The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

•

No Excise Tax Gross-Ups on Change in Control Payments: In 2016, the Company amended the legacy employment agreements in place with its executive officers to remove provisions that could be interpreted to permit the payment of an excise tax gross-up on benefits received in connection with a change in control of the Company.

•

Share Ownership Guidelines: The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least 5 times his base salary, and our other named executive officers should hold equity valued at least 3 times their respective base salaries within five years of appointment to their position.

Stockholder Engagement

During 2016, the Company solicited feedback from a number of our largest stockholders to discuss key corporate governance-related matters, including equity and executive compensation. We believe that this investor feedback regarding our compensation and governance practices is of particular value to us as we have made a number of changes over the past several years as part of our evolution from being a controlled company.

Our Non-Management and Independent Presiding Director and Compensation Committee Chair and members of management were involved in this stockholder engagement process. These meetings were conducted throughout the year both in-person and telephonically. All investor feedback was summarized and presented to the Compensation Committee.

Key topics discussed at the meetings in 2016 included an overview of the Company, compensation philosophy and governance position. We also reviewed executive compensation practices (e.g., introduction of quality metrics to our PEP and the introduction of PSUs with an EPS measure and three-year performance period for the long-term incentive plan), governance changes since our IPO (e.g., majority voting standard for board elections) and views on other governance considerations. Our goal was to solicit feedback from stockholders on the above items and identify any other areas of interest of our stockholders. In early 2016, we also held meetings with certain of our stockholders to discuss the proposed re-approval, for purposes of Section 162(m) of the Internal Revenue Code, of the material terms of the performance goals under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as amended and restated (the “Stock Incentive Plan”) at our 2016 annual meeting of stockholders.

In connection with these outreach efforts, we generally found that the stockholders with whom we had an opportunity to engage were comfortable with our compensation and governance practices, including our stewardship of the equity awarded under the Stock Incentive Plan and appreciated the changes made over the past several years. We did not identify any specific areas for change or improvement to our executive compensation programs based on these investor discussions.

Overview of Executive Compensation Programs

The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Jay O. Light (Chair), Ann H. Lamont and Geoffrey G. Meyers. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide
Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security
• Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance and quality patient care. The following charts illustrate that 88% of our Chairman and Chief Executive Officer’s total direct compensation and 76% of the other named executive officers’ average total direct compensation for 2016 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, and the grant date fair value of our annual equity grants made in 2016, as reported in the 2016 Summary Compensation Table (and excludes benefits and other compensation).

2016 Chief Executive Officer Total Direct Compensation Mix	2016 All Other Named Executive Officers Average Total Direct Compensation Mix

Peer Group Market Data

Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized general industry companies, to the extent that comparable position matches and components of pay are available. The following nationally recognized survey sources were utilized in anticipation of establishing 2016 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $	20B
Hewitt Total Compensation Measurement	Greater than $	25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Compensation data for top executive positions was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2015 revenues ranged from $15.9 billion to $130.5 billion with median revenues of $42.1 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • Aetna Inc. • AmerisourceBergen Corp • Amgen Inc. • Anthem, Inc. • Baxter International Inc. • Bristol-Myers Squibb Company	• Cardinal Health, Inc. • Centene Corp. • CIGNA Corp. • Eli Lilly and Company • Express Scripts, Inc. • Humana Inc.	• Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc. • Pfizer Inc. • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated

Cardinal Health, Inc. and Centene Corp. were added to the peer group following an assessment of the peers conducted by Semler Brossy, and Health Net, Inc. was removed following its acquisition by Centene Corp.

Finally, data for top executive positions was also collected from health care providers within our industry including:

•	Community Health Systems, Inc.,

•	LifePoint Hospitals, Inc.,

•	Tenet Healthcare Corporation, and

•	Universal Health Services, Inc.

LifePoint Hospitals, Inc. and Universal Health Services, Inc. are used only to obtain a general understanding of current industry compensation levels and practices since we are significantly larger than these companies. The 2015 median revenue of these organizations was $12.3 billion.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make occasional changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2015 Salary	2016 Salary[1]	Comments
R. Milton Johnson	$1,300,000	$1,400,000	Adjusted based on individual performance

William B. Rutherford	$725,000	$800,000	Adjusted based on individual performance, market pay practices and internal pay equity

Samuel N. Hazen	$950,000	$1,000,000	Adjusted based on individual performance

Charles J. Hall	$765,050	$800,000	Adjusted based on individual performance

Jonathan B. Perlin, M.D.	$750,000	$800,000	Adjusted based on individual performance

[1]	Effective as of February 1, 2016.

In recognition of their individual performance, a review of internal and external pay equity and Mr. Hazen’s appointment to the additional role of President, the salaries of Messrs. Johnson, Rutherford, Hazen and Hall and Dr. Perlin were increased to $1,430,000, $816,000, $1,100,000, $816,000 and $816,000, respectively, effective February 1, 2017.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2016 Senior Officer Performance Excellence Program (the “2016 PEP”) was approved by the Committee to cover annual incentive awards for 2016. Each named executive officer in the 2016 PEP was assigned a 2016 annual award target expressed as a percentage of salary ranging from 75% to 170%. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices.

Named Executive Officer	2015 PEP Target (as a % of Base Salary)	2016 PEP Target (as a % of Base Salary)	Comments
R. Milton Johnson	170%	170%	No change to PEP Target in 2016

William B. Rutherford	95%	110%	Adjusted based on individual performance, market pay practices and internal pay equity

Samuel N. Hazen	110%	125%	Adjusted based on individual performance

Charles J. Hall	75%	75%	No change to PEP Target in 2016

Jonathan B. Perlin, M.D.	75%	75%	No change to PEP Target in 2016

Actual awards under the 2016 PEP are generally determined using the following steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance on financial and quality performance measures. In 2016, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2016 PEP, and 20% of the PEP award was based upon the Company’s quality and patient experience performance, with a focus on CMS core measures, hospital acquired conditions, and CMS HCAHPS performance against industry benchmarks. The Company increased the weighting for the quality and patient experience metrics from 15% to 20% in the 2016 PEP to further emphasize the importance of these metrics. For hospital group presidents, 50% of the EBITDA portion of their 2016 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance.

PEP – EBITDA Measure (80% of 2016 PEP)

The 2016 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

EBITDA is defined in the 2016 PEP as earnings before interest, taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under FASB ASC 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2016 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at approximately 5% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

PEP – Quality Measures (20% of 2016 PEP)

One-third of the quality weighted portion of the 2016 PEP was based on the Company’s performance on each of the following three quality and patient experience metrics as measured against industry benchmarks:

•

Hospital Acquired Conditions: Central Line-Associated Blood Stream Infection (CLABSI) and Catheter-Associated Urinary Tract Infection (CAUTI), in the intensive care population, and Surgical Site Infections (SSI), Methicillin Resistant Staphylococcus Aureus (MRSA) and Clostridium Difficile (C. Diff), in the entire patient population, all as defined by the Centers for Disease Control and Prevention’s National Healthcare Safety Network.

•

Core Measures: Measured as a composite of all inpatient core measures within Stroke (STK), Venous Thromboembolism (VTE), Immunization (IMM) and PC-01 Elective Delivery (PC-01) measure sets, as developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

•	Patient Experience: The CMS HCAHPS overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey).

The 2016 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or above the target level of performance for such metric and 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric; provided, that, (i) if the Company exceeded the target level of EBITDA adopted by the Committee with respect to the EBITDA weighted portion of the 2016 PEP, the quality weighted portion of the target award would be multiplied by the EBITDA payout percentage and (ii) in the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2016 PEP. The Committee set challenging performance targets for the 2016 PEP quality metrics to encourage continuous improvement.

PEP – 2016 Performance and Payout

Upon review of the Company’s 2016 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2016 was 99.11% of target performance levels as set by the Committee, as adjusted, resulting in a 83.34% of target payout for the Company EBITDA portion of 2016 PEP. The EBITDA performance of the National Group was 101.67% of the performance target, resulting in a 133.34% of target payout for the National Group for the group-based EBITDA portion of 2016 PEP. In 2016, EBITDA was adjusted to exclude share-based compensation expense and unbudgeted acquisitions.

	2016 EBITDA Target	2016 EBITDA	2016 EBITDA (as a % of Target)	EBITDA Portion of PEP Payout (as a % of PEP Target)
Company	$8.549 billion	$8.473 billion	99.11%	83.34%
National Group	$4.491 billion	$4.565 billion	101.67%	133.34%
American Group	$4.395 billion	$4.181 billion	95.13%	0%

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

Upon review of the Company’s 2016 quality measures performance, the Committee determined that Company quality and patient experience performance for the fiscal year ended December 31, 2016 exceeded the target level for the CLASBI, CAUTI and SSI Hospital Acquired Conditions measures and was above the threshold level but below the target level for the C. Diff Hospital Acquired Conditions measure and the Core Measures and Patient Experience quality measures, but fell below the threshold level for the MRSA Hospital Acquired Conditions measure, resulting in a 74.93% of target payout for the quality weighted portion of 2016 PEP. The Company’s performance on the quality measures was determined based upon the most current data available to the Committee from applicable sources at the time of 2016 PEP certification. In determining the Company’s performance on the HCAHPS measure, the Committee excluded hospitals for which comparison data was not available, as well as hospitals performing in the top quartile at the beginning and end of the performance period.

Quality Measure	Measure Weight	Threshold Performance Level (% of HCA Hospitals)	Target Performance Level (% of HCA Hospitals)	Actual % of HCA Hospitals that Met Quality Measure	Contribution to Quality Weighted Portion of PEP Payout after Application of EBITDA Multiplier (as a % of PEP Target)
Hospital Acquired Conditions — CLABSI (% of HCA Hospitals with a Standardized Infection Ratio (SIR) ≤ 1.0)	1/15	70%	80%	82.35%	6.67%

Hospital Acquired Conditions — CAUTI (% of HCA Hospitals with a SIR ≤ 1.0)	1/15	70%	80%	85.94%	6.67%

Hospital Acquired Conditions — SSI (% of HCA Hospitals with a SIR ≤ 1.0)	1/15	55%	65%	65.08%	6.66%

Hospital Acquired Conditions — MRSA (% of HCA Hospitals with a SIR ≤ 1.0)	1/15	45%	55%	40.95%	0.00%

Hospital Acquired Conditions — C. Diff (% of HCA Hospitals with a SIR ≤ 1.0)	1/15	55%	65%	56.83%	1.22%

Core Measures Grand Composite (% of HCA Hospitals in Top Quartile)	1/3	70%	85%	82.52%	27.82%

HCAHPS Grand Composite (Patient Experience) (% of HCA Hospitals with Year-Over-Year Improvement)	1/3	50%	65%	61.65%	25.89%
	Quality Weighted Portion of PEP Payout				74.93%

Based upon the Company’s performance on the EBITDA and quality metrics discussed above, Messrs. Johnson, Rutherford and Hazen and Dr. Perlin each received an actual 2016 PEP payment of 81.66% of their 2016 PEP Target, and Mr. Hall received an actual 2016 PEP payment of 101.66% of his 2016 PEP Target.

Named Executive Officer	2016 PEP Target (as a % of Base Salary)	2016 PEP Payout (as a % of PEP Target)			2016 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA (80% Weight)	Quality (20% Weight)	Final PEP Payout %

R. Milton Johnson	170%	83.34%	74.93%	81.66%	138.82%

William B. Rutherford	110%	83.34%	74.93%	81.66%	89.82%

Samuel N. Hazen	125%	83.34%	74.93%	81.66%	102.07%

Charles J. Hall	75%	108.34%	74.93%	101.66%	76.24%

Jonathan B. Perlin, M.D.	75%	83.34%	74.93%	81.66%	61.24%

Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for growth in long-term stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership. Grants are made under the Stock Incentive Plan.

In 2014, the Committee completed an in-depth review of the Company’s long-term incentive practices in light of the continued evolution of public company pay practices. As a result of this review, the Committee chose to add an additional long-term financial metric to the long-term incentive compensation program for the Company’s executive officers. Therefore, as in 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers in 2016 included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the named executive officers’ 2016 annual equity awards were structured with 1/2 of the target award granted in the form of time-based SARs, and the other 1/2 of the target award granted in the form of PSUs which vest based on achievement of a cumulative three-year earnings per share goal.

The Committee determined the number of shares underlying the equity grants awarded to the named executive officers in 2016 based on a combination of the following considerations:

•	Market practices;

•	Current equity holdings of executives;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

The SARs granted in 2016 have a ten year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (January 29, 2016) (the “2016 SARs”). The 2016 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s six-month average stock price as of December 31, 2015 and the estimated Black-Scholes value of $29.2855 to determine the number of SARs granted.

Named Executive Officer	# of 2016 SARs Granted
R. Milton Johnson	162,200
William B. Rutherford	46,100
Samuel N. Hazen	58,050
Charles J. Hall	23,910
Jonathan B. Perlin, M.D.	23,910

For additional information concerning the 2016 SARs, see the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. The Committee used the Company’s six-month average stock price as of December 31, 2015 to determine the number of PSUs granted.

The PSUs granted in 2016 (the “2016 PSUs”) vest based on achievement of a cumulative EPS (as defined in the PSU award agreement) goal for fiscal years 2016 — 2018 (“Target EPS”) and vest as set forth in the schedule below, with vesting related to performance between the percentages of Target EPS listed below determined by straight line interpolation.

Cumulative EPS for Fiscal Years 2016 — 2018	Percentage of Target PSUs Earned
Greater than or equal to 120% of Target EPS	200%
100% of Target EPS	100%
80% of Target EPS	25%
Less than 80% of Target EPS	0%

Cumulative earnings per share is defined for purposes of the 2016 PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from earnings per share performance above or below the Target EPS during the performance period, (f) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Named Executive Officer	# of 2016 Target PSUs Granted
R. Milton Johnson	60,020
William B. Rutherford	17,060
Samuel N. Hazen	21,480
Charles J. Hall	8,850
Jonathan B. Perlin, M.D.	8,850

For additional information concerning the 2016 PSUs, see the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

Ownership Guidelines

Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. The following table shows the ownership of the named executive officers as of December 31, 2016:

Named Executive Officer	Ownership as a Multiple of Base Salary
R. Milton Johnson	110x
William B. Rutherford	19x
Samuel N. Hazen	97x
Charles J. Hall	51x
Jonathan B. Perlin, M.D.	45x

Personal Benefits

Our executive officers generally receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Johnson is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2016 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2016 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs (with the exception of Mr. Rutherford who only participates in the HCA Restoration Plan). The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective

January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts maintained for each such named executive officers under this plan as of January 1, 2008 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2016 Nonqualified Deferred Compensation.”

Key executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. All the named executive officers, with the exception of Mr. Rutherford, participate in the SERP. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2016 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Pursuant to agreements governing the stock options awarded to the named executive officers prior to the Company’s IPO in 2011, the vested portions of such awards will remain exercisable for 180 days following the termination of such executive’s employment by reason of “retirement” (defined under such agreements as resignation from service after (i) attaining 65 years of age or (ii) after attaining 60 years of age and completing 36 months of service with the Company or any of its subsidiaries following the Merger).

Pursuant to the agreements governing the SARs granted to the named executive officers in 2011 — 2013, the vested portions of such awards will remain exercisable for 180 days following the termination of such executive’s employment by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of its subsidiaries). With respect to the SARs granted to the named executive officers in 2014 — 2017, the governing agreements provide that the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of “retirement” (as defined immediately above).

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2015 – 2017, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated more than one year after the grant date.

Pursuant to RSU agreements governing the RSUs granted to the named executive officers under the 2013 — 2015 PEP plans, (1) in the event the executive officer’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of its subsidiaries), the executive shall become vested in any unvested RSUs, and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event of the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits

In connection with the Merger, we entered into employment agreements with Messrs. Johnson, Hazen, Hall and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Mr. Rutherford and Dr. Perlin do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Messrs. Johnson, Hazen and Hall

Under the Company’s employment agreements with Messrs. Johnson, Hazen and Hall, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), the executive would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by the executive; and

•	such employee benefits, if any, to which the executive may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Messrs. Hazen and Hall and three times in the case of Mr. Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•

Pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to the executive when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity.

“Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

Additionally, following a termination without a change in control, unvested options and SARs will be forfeited; however, stock options granted while the Company was privately held will remain exercisable until the first anniversary of the termination of the executive’s employment. Pursuant to the terms of the agreements governing the stock options and SARs granted in 2011 — 2017, the vested portions of such awards will remain exercisable for 180 days following such termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Pursuant to the agreements governing the PSU awards granted to Messrs. Johnson, Hazen and Hall, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year after the grant date on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Severance Benefits for Mr. Rutherford and Dr. Perlin

Under the Company’s Executive Severance Policy applicable to Mr. Rutherford and Dr. Perlin, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Mr. Rutherford or Dr. Perlin for “good reason” (as defined below), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code), Mr. Rutherford and Dr. Perlin would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to twenty-four (24) months of his base salary in a lump sum payment at his current base salary rate;

•	Prorata PEP bonus; and

•

A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months.

“Good Reason” under the Executive Severance Policy is defined as actions taken by the Company that result in a materially negative change to the executive, such as the duties to be performed, the conditions under which duties are performed, or the compensation received. Isolated or inadvertent failure by the Company that is not in bad faith and is remedied within ten business days of written notice from an executive does not constitute good reason.

Additionally, pursuant to the agreements governing Mr. Rutherford’s and Dr. Perlin’s option and SAR awards and the RSU awards granted to Mr. Rutherford in 2013, unvested awards will be forfeited following a termination without a change in control; however, vested options and SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards granted to Mr. Rutherford and Dr. Perlin, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

The Committee believes that the potential acceleration of vesting described below is appropriate in order to provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Beginning in 2015, SAR and PSU awards granted to the named executive officers under the Stock Incentive Plan are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios; further, the change in control definition applicable to such awards was refined to reflect the reduced ownership of the Company’s Sponsors.

Pursuant to the award agreements governing the outstanding equity awards granted under the Stock Incentive Plan in 2013 and 2014, upon a Change in Control of the Company (as defined below), all unvested time vesting awards (that have not otherwise terminated or become exercisable) shall become immediately exercisable, and all unvested EBITDA vesting awards (that have not otherwise terminated or become exercisable) shall also become immediately exercisable.

For purposes of the 2013 and 2014 SARs, “Change in Control” shall mean, in lieu of any definition contained in the Stock Incentive Plan: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding, but only for so long as Hercules Holding continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or (ii) any person or group, other than the Permitted Holders, becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto)) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or (iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

Pursuant to the RSU agreements governing the outstanding RSUs granted to the named executive officers under the 2013, 2014 and 2015 PEP, upon a Change in Control (as defined immediately above and refined in 2015 to reflect the reduced ownership of the Company’s Sponsors), all unvested RSUs shall immediately vest.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

The Company can recoup (or “clawback”) incentive compensation pursuant to our PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Tax and Accounting Implications

The Committee considers the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. The design of the Company’s PEP and other incentive compensation is intended to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Jay O. Light, Chairperson

Ann H. Lamont

Geoffrey G. Meyers

2016 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2016.

Name and Principal Positions	Year	Salary ($)	Stock Awards ($)(1)	Option/ Stock Appreciation Right Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
R. Milton Johnson	2016	$1,391,667	$4,176,192	$4,305,242	$1,943,442	$9,497,031	$18,000	$21,331,574
Chairman and Chief	2015	$1,283,309	$4,303,104	$4,062,708	$4,303,094	$3,794,546	$18,000	$17,764,761
Executive Officer	2014	$1,099,979	—	$6,906,384	$2,830,944	$3,766,209	$21,997	$14,625,513
William B. Rutherford	2016	$793,750	$1,187,035	$1,223,623	$718,584	—	$169,374	$4,092,366
Executive Vice President	2015	$714,570	$1,013,712	$963,591	$1,341,066	—	$128,380	$4,161,319
and Chief Financial Officer	2014	$599,989	—	$1,608,336	$827,224	—	$91,879	$3,127,428
Samuel N. Hazen	2016	$995,834	$1,494,578	$1,540,810	$1,020,716	$3,737,225	$18,000	$8,807,163
President and Chief Operating	2015	$945,815	$1,620,560	$1,536,537	$2,034,721	$845,827	$18,000	$7,001,460
Officer	2014	$899,983	—	$3,122,064	$1,489,003	$2,761,695	$17,500	$8,290,245
Charles J. Hall	2016	$797,088	$615,783	$634,638	$609,954	$544,372	$18,000	$3,219,835
President — National Group	2015	$763,782	$662,016	$625,032	$1,117,222	—	$18,000	$3,186,052
	2014	$750,000	—	$1,419,120	$1,034,050	$1,208,247	$17,500	$4,428,917
Jonathan B. Perlin, M.D.	2016	$795,833	$615,783	$634,638	$489,944	$1,290,210	$15,900	$3,842,308
President — Clinical Services Group and Chief Medical Officer

(1)	All amounts for 2016 are attributable to PSU awards. PSU awards for 2016 include the aggregate grant date fair value of the PSUs granted during fiscal year 2016 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan.

(2)	SAR awards for 2016 include the aggregate grant date fair value of the SARs granted during fiscal year 2016 in accordance with FASB ASC 718 as awarded to the named executive officers under the Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)	Non-Equity Incentive Plan Compensation for 2016 reflects amounts earned for the year ended December 31, 2016 under the 2016 PEP, which amounts were paid in cash in the first quarter of 2017. With respect to the EBITDA weighted portion of the 2016 PEP, the Company exceeded its threshold performance level, as adjusted, but did not reach the target performance level, as adjusted, resulting in a 83.34% of target payout for the named executive officers, with the exception of Mr. Hall, whose EBITDA weighted portion was paid out at 108.34% of his target amount, due to the 50% of his PEP based on the EBITDA of the National Group, which exceeded the target performance level but did not reach the maximum performance level. With respect to the quality weighted portion of the 2016 PEP, the Company exceeded the target level for the CLASBI, CAUTI and SSI Hospital Acquired Conditions metrics and exceeded the threshold level but did not reach the target level for the C. Diff Hospital Acquired Conditions metric and the Core Measures Grand Composite and Patient Experience metrics but did not reach the threshold level for the MRSA Hospital Acquired Conditions metric resulting in a 74.93% of target payout for the quality weighted portion of the 2016 PEP. Therefore, pursuant to the terms of the 2016 PEP, awards under the 2016 PEP were paid out to the named executive officers at 81.66% of each named executive officer’s respective target amount, with exception of Mr. Hall, whose award was paid out at 101.66% of his target amount.

(4)	All amounts for 2016 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2016 Pension Benefits.” The changes in the SERP benefit value during 2016 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 3.74 to 3.53%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Johnson	Hazen	Hall	Perlin
Passage of Time	$8,612,735	$3,075,842	$181,345	$1,097,277
Discount Rate Change	$884,296	$661,383	$363,027	$192,933

(5)	2016 amounts consist of matching Company contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Johnson	Rutherford	Hazen	Hall	Perlin
HCA 401(k) matching contribution	$18,000	$18,000	$18,000	$18,000	$15,900
HCA Restoration Plan	—	$151,374	—	—	—

2016 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our Stock Incentive Plan and 2016 PEP during the 2016 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Option Awards: Number of Securities Underlying Options/ SARs(3)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Milton Johnson	1/29/2016	—	—	—	—	—	—	162,200	$69.58	$4,305,242
R. Milton Johnson	1/29/2016	—	—	—	15,005	60,020	120,040	—	—	$4,176,192
R. Milton Johnson	N/A	$476,000	$2,380,000	$4,760,000	—	—	—	—	—	—
William B. Rutherford	1/29/2016	—	—	—	—	—	—	46,100	$69.58	$1,223,623
William B. Rutherford	1/29/2016	—	—	—	4,265	17,060	34,120	—	—	$1,187,035
William B. Rutherford	N/A	$176,000	$880,000	$1,760,000	—	—	—	—	—	—
Samuel N. Hazen	1/29/2016	—	—	—	—	—	—	58,050	$69.58	$1,540,810
Samuel N. Hazen	1/29/2016	—	—	—	5,370	21,480	42,960	—	—	$1,494,578
Samuel N. Hazen	N/A	$250,000	$1,250,000	$2,500,000	—	—	—	—	—	—
Charles J. Hall	1/29/2016	—	—	—	—	—	—	23,910	$69.58	$634,638
Charles J. Hall	1/29/2016	—	—	—	2,212	8,850	17,700	—	—	$615,783
Charles J. Hall	N/A	$120,000	$600,000	$1,200,000	—	—	—	—	—	—
Jonathan B. Perlin, M.D.	1/29/2016	—	—	—	—	—	—	23,910	$69.58	$634,638
Jonathan B. Perlin, M.D.	1/29/2016	—	—	—	2,212	8,850	17,700	—	—	$615,783
Jonathan B. Perlin, M.D.	N/A	$120,000	$600,000	$1,200,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2016 PEP for the 2016 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2016 PEP subject to 2016 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2016 PEP subject to 2016 quality metrics performance. The amount shown in the “Maximum” column is 200% of the target amount. Based upon the Company’s performance on the EBITDA and quality metrics, pursuant to the terms of the 2016 PEP, awards under the 2016 PEP were paid out to the named executive officers at 81.66% of each named executive officer’s respective target amount, with the exception of Mr. Hall, whose award was paid out at 101.66% of his target amount. Under the 2016 PEP for the 2016 fiscal year, Messrs. Johnson, Rutherford, Hazen, and Hall and Dr. Perlin received cash payments of $1,943,442, $718,584, $1,020,716, $609,954 and $489,944, respectively. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	PSUs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2016 PSUs vest based upon on achievement of a cumulative earnings per share goal for fiscal years 2016 – 2018. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 80% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number PSUs will vest upon achievement of 120% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2016 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Performance Share Units.” The aggregate grant date fair value of the 2016 PSUs in accordance with FASB ASC 718 is reflected in the “Stock Awards” column of the Summary Compensation Table.

(3)	SARs awarded under the Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2016 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date. The 2016 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2016 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Stock Appreciation Rights.” The aggregate grant date fair value of the 2016 SARs in accordance with FASB ASC 718 is reflected in the “Option/Stock Appreciation Right Awards” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table

Total Compensation

In 2016, 2015 and 2014, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, with 1/2 of payouts in excess of target paid out in RSU awards in 2015 and 2014, and long-term equity incentive awards. In 2016 and 2015, the long-term equity incentive awards granted to the named executive officers were structured such that 1/2 of the target award was granted in the form of time-based SARs, and the other 1/2 of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal. In 2014, the named executive officers were awarded long-term equity incentive awards in the form of SARs, 1/2 of which are subject to time vesting and 1/2 of which are subject to EBITDA performance vesting conditions.

This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provide an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions, although HCA Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the HCA Restoration Plan, see “2016 Nonqualified Deferred Compensation”).

Annual PEP Awards

With respect to the 2016, 2015 and 2014 fiscal years, each named executive officer was eligible to earn under the 2016 PEP, 2015 PEP and 2014 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2016 for the named executive officers were set forth in the 2016 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units

In January 2016 and February 2015, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the Stock Incentive Plan. In February 2014, SAR awards (time and EBITDA performance-based) were granted under the Stock Incentive Plan to members of management and key employees, including the named executive officers. These SARs and PSUs were designed to be long-term equity incentive awards. The terms of the SAR and PSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All stock option, SAR, PSU and RSU awards held by the named executive officers are described in the Outstanding Equity Awards at 2016 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Johnson, Hazen, Hall and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. Effective as of February 9, 2011, the Company entered into amendments to Messrs. Johnson and Hazen’s employment agreements reflecting their new titles and new responsibilities resulting from the Company’s internal reorganization, and Mr. Johnson’s amendment also reflected that he shall serve as a member of the Board of Directors of the Company for so long as he is an officer of the Company. Mr. Johnson’s employment agreement was further amended, effective as of January 1, 2014 and December 31, 2014, to reflect his appointment to the positions of President and Chief Executive Officer and then Chairman and Chief Executive Officer, respectively. Mr. Hazen’s employment agreement was further amended, effective as of January 29, 2015 and November 14, 2016, to reflect his appointment to the positions of Chief Operating Officer and then President and Chief Operating Officer, respectively. The employment agreements with Messrs. Johnson, Hazen and Hall were also amended effective January 27, 2016 to remove legacy language in such agreements providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). Mr. Rutherford and Dr. Perlin do not have employment agreements with the Company.

Employment Agreements — Messrs. Johnson, Hazen and Hall

The term of employment under Messrs. Johnson, Hazen and Hall’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive Accrued Rights and the Pro Rata Bonus (as defined in “Compensation Discussion and Analysis — Severance Benefits – Severance Benefits for Messrs. Johnson, Hazen and Hall”).

Further, under each employment agreement, if an executive’s employment is terminated by us without Cause or by the executive for Good Reason (each as defined in the applicable employment agreement and set forth above in “Compensation Discussion and Analysis — Severance Benefits – Severance Benefits for Messrs. Johnson, Hazen and Hall”) (each a “qualifying termination”), the executive would be (i) entitled to Accrued Rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) three in the case of Mr. Johnson and two in the case of Messrs. Hazen and Hall and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period; (iii) entitled to the Pro Rata Bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s stock options granted while the Company was privately held would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

Executive Severance Policy

The Company’s Executive Severance Policy applies to Mr. Rutherford and Dr. Perlin if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire), by Mr. Rutherford or Dr. Perlin for “good reason” (as defined in the policy), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code). The severance benefits applicable to Mr. Rutherford and Dr. Perlin under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits – Severance Benefits for Mr. Rutherford and Dr. Perlin.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements and the Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table includes certain information with respect to options, SARs, PSUs and RSUs held by the named executive officers as of December 31, 2016.

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2)(3)(4)(5)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(3)(4)(5)(6)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs(#)(4)	Option/SAR Exercise/ Base Price ($)(7)(8)(9) (10)(11)(12)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(13)(14) (15)(16)(17)(18)	Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
R. Milton Johnson	213,365	—	—	$13.21	10/6/2019	—	—
R. Milton Johnson	213,356	—	—	$17.65	10/6/2019	—	—
R. Milton Johnson	640,070	—	—	$22.64	10/6/2019	—	—
R. Milton Johnson	425,000	—	—	$22.95	2/8/2022	—	—
R. Milton Johnson	276,250	40,625	—	$37.18	2/6/2023	—	—
R. Milton Johnson	219,000	91,250	45,625	$47.97	2/5/2024	—	—
R. Milton Johnson	39,000	117,000	—	$68.96	2/4/2025	—	—
R. Milton Johnson	—	162,200	—	$69.58	1/29/2026	—	—
R. Milton Johnson	—	—	—	—	—	2,578	$190,824
R. Milton Johnson	—	—	—	—	—	62,400	$4,618,848
R. Milton Johnson	—	—	—	—	—	9,093	$673,064
R. Milton Johnson	—	—	—	—	—	60,020	$4,442,680
R. Milton Johnson	—	—	—	—	—	14,950	$1,106,599
William B. Rutherford	9,832	—	—	$5.34	2/25/2019	—	—
William B. Rutherford	9,829	—	—	$7.47	2/25/2019	—	—
William B. Rutherford	9,829	—	—	$11.36	2/25/2019	—	—
William B. Rutherford	27,594	—	—	$5.98	8/27/2019	—	—
William B. Rutherford	16,554	—	—	$6.48	8/27/2019	—	—
William B. Rutherford	5,518	—	—	$10.92	8/27/2019	—	—
William B. Rutherford	5,518	—	—	$15.91	8/27/2019	—	—
William B. Rutherford	37,500	—	—	$17.33	11/2/2021	—	—
William B. Rutherford	6,250	—	—	$21.35	11/2/2021	—	—
William B. Rutherford	5,000	—	—	$22.10	11/2/2021	—	—
William B. Rutherford	50,000	—	—	$22.95	2/8/2022	—	—
William B. Rutherford	14,450	2,125	—	$37.18	2/6/2023	—	—
William B. Rutherford	51,000	21,250	10,625	$47.97	2/5/2024	—	—
William B. Rutherford	9,250	27,750	—	$68.96	2/4/2025	—	—
William B. Rutherford	—	46,100	—	$69.58	1/29/2026	—	—
William B. Rutherford	—	—	—	—	—	700	$51,814
William B. Rutherford	—	—	—	—	—	14,700	$1,088,094
William B. Rutherford	—	—	—	—	—	2,657	$196,671
William B. Rutherford	—	—	—	—	—	17,060	$1,262,781
William B. Rutherford	—	—	—	—	—	4,659	$344,859
Samuel N. Hazen	84,464	—	—	$13.21	10/6/2019	—	—
Samuel N. Hazen	84,450	—	—	$17.65	10/6/2019	—	—
Samuel N. Hazen	253,352	—	—	$22.64	10/6/2019	—	—
Samuel N. Hazen	93,750	—	—	$17.33	11/2/2021	—	—
Samuel N. Hazen	15,625	—	—	$21.35	11/2/2021	—	—
Samuel N. Hazen	12,500	—	—	$22.10	11/2/2021	—	—
Samuel N. Hazen	250,000	—	—	$22.95	2/8/2022	—	—
Samuel N. Hazen	161,500	23,750	—	$37.18	2/6/2023	—	—
Samuel N. Hazen	99,000	41,250	20,625	$47.97	2/5/2024	—	—
Samuel N. Hazen	147,750	44,250	—	$68.96	2/4/2025	—	—
Samuel N. Hazen	—	58,050	—	$69.58	1/29/2026	—	—
Samuel N. Hazen	—	—	—	—	—	2,069	$153,147
Samuel N. Hazen	—	—	—	—	—	23,500	$1,739,470
Samuel N. Hazen	—	—	—	—	—	4,783	$354,038
Samuel N. Hazen	—	—	—	—	—	21,480	$1,589,950
Samuel N. Hazen	—	—	—	—	—	7,069	$523,247
Charles J. Hall	84,464	—	—	$13.21	10/6/2019	—	—
Charles J. Hall	84,450	—	—	$17.65	10/6/2019	—	—
Charles J. Hall	253,352	—	—	$22.64	10/6/2019	—	—
Charles J. Hall	75,000	—	—	$17.33	11/2/2021	—	—
Charles J. Hall	12,500	—	—	$21.35	11/2/2021	—	—

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2)(3)(4)(5)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(3)(4)(5)(6)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs(#)(4)	Option/SAR Exercise/ Base Price ($)(7)(8)(9) (10)(11)(12)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(13)(14) (15)(16)(17)(18)	Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
Charles J. Hall	10,000	—	—	$22.10	11/2/2021	—	—
Charles J. Hall	150,000	—	—	$22.95	2/8/2022	—	—
Charles J. Hall	93,500	13,750	—	$37.18	2/6/2023	—	—
Charles J. Hall	45,000	18,750	9,375	$47.97	2/5/2024	—	—
Charles J. Hall	6,000	18,000	—	$68.96	2/4/2025	—	—
Charles J. Hall	—	23,910	—	$69.58	1/29/2026	—	—
Charles J. Hall	—	—	—	—	—	1,132	$83,791
Charles J. Hall	—	—	—	—	—	9,600	$710,592
Charles J. Hall	—	—	—	—	—	3,321	$245,820
Charles J. Hall	—	—	—	—	—	8,850	$655,077
Charles J. Hall	—	—	—	—	—	3,881	$287,272
Jonathan B. Perlin M.D.	92,909	—	—	$5.78	11/15/2017	—	—
Jonathan B. Perlin M.D.	19,209	—	—	$8.54	11/15/2017	—	—
Jonathan B. Perlin M.D.	96,045	—	—	$13.53	11/15/2017	—	—
Jonathan B. Perlin M.D.	27,594	—	—	$5.98	8/27/2019	—	—
Jonathan B. Perlin M.D.	16,554	—	—	$6.48	8/27/2019	—	—
Jonathan B. Perlin M.D.	5,518	—	—	$10.92	8/27/2019	—	—
Jonathan B. Perlin M.D.	5,518	—	—	$15.91	8/27/2019	—	—
Jonathan B. Perlin M.D.	75,000	—	—	$17.33	11/2/2021	—	—
Jonathan B. Perlin M.D.	12,500	—	—	$21.35	11/2/2021	—	—
Jonathan B. Perlin M.D.	10,000	—	—	$22.10	11/2/2021	—	—
Jonathan B. Perlin M.D.	150,000	—	—	$22.95	2/8/2022	—	—
Jonathan B. Perlin M.D.	93,500	13,750	—	$37.18	2/6/2023	—	—
Jonathan B. Perlin M.D.	45,000	18,750	9,375	$47.97	2/5/2024	—	—
Jonathan B. Perlin M.D.	6,000	18,000	—	$68.96	2/4/2025	—	—
Jonathan B. Perlin M.D.	—	23,910	—	$69.58	1/29/2026	—	—
Jonathan B. Perlin M.D.	—	—	—	—	—	1,504	$111,326
Jonathan B. Perlin M.D.	—	—	—	—	—	9,600	$710,592
Jonathan B. Perlin M.D.	—	—	—	—	—	3,100	$229,462
Jonathan B. Perlin M.D.	—	—	—	—	—	8,850	$655,077
Jonathan B. Perlin M.D.	—	—	—	—	—	3,805	$281,646

(1)

Reflects (i) options granted to Dr. Perlin in November 2007 for his contributions to the Company consisting of a one-time, multi-year stock option grant, 1/3 of which vested on the basis of time, EBITDA performance and investor return, respectively (the “November 2007 Options”); (ii) options granted to Mr. Rutherford in February 2009 after he joined the Company consisting of a one-time, multi-year stock option grant, 1/3 of which vested on the basis of time, EBITDA performance and investor return, respectively (the “February 2009 Options”); (iii) options granted to Mr. Rutherford and Dr. Perlin in August 2009 consisting of a one-time, multi-year stock option grant, 1/2 of which vested on the basis of time and the other 1/2 of which vested on the basis of EBITDA performance (the “August 2009 Options” and together with the February 2009 Options, the “2009 Options”); (iv) options granted to Messrs. Johnson, Hazen and Hall in October 2009 consistent with the terms of their employment agreements, which provided that 10% of the options initially authorized for grant under the Stock Incentive Plan would be granted to Messrs. Johnson, Hazen and Hall and certain other executives at some time before November 17, 2011 at an exercise price per share that is the equivalent of $22.64 per share and vest on the basis of time (the “2x Time Options”); (v) options granted to Messrs. Rutherford, Hazen, Hall and Dr. Perlin in November 2011 which were structured such that 1/2 were time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 were EBITDA-based performance vested options (95% of which vested, comprised of the 20% that vested as of December 31, 2011 and the 25% that vested as of December 31, 2012, December 31, 2013 and December 31, 2014, respectively) (the “2011 Options”); (vi) all of each named executive officer’s time vested 2012 SARs that vested February 8, 2016 and all of the named executive officer’s EBITDA-based performance vested 2012 SARs that vested as of December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015, respectively (upon the Committee’s determination that the Company achieved 100% vesting level of the 2012, 2013, 2014 and 2015 EBITDA performance targets under the 2012 SARs, as adjusted); (vii) the 75% of each named executive officer’s time vested 2013 SARs vested as of February 6, 2016 and the 95% of the named executive officer’s EBITDA-based performance vested 2013 SARs, comprised of the 25% that vested as of December 31, 2013, December 31, 2014 and December 31, 2015, respectively, and the 20% that vested as of December 31, 2016 (upon the Committee’s determination that the Company achieved 100% vesting level for the 2013, 2014 and 2015 EBITDA performance targets and 80% vesting level for the 2016 EBITDA performance target under the 2013 SARs, as adjusted); (viii) the 50% of each named executive officer’s time vested 2014 SARs that vested February 5, 2016 and the 70% of the named executive officer’s EBITDA-based performance vested 2014 SARs, comprised of the 25% that vested as of December 31, 2014 and December 31, 2015, respectively, and the 20% that vested as of December 31, 2016 (upon the Committee’s determination that the Company achieved 100% vesting level for the 2014 and 2015 EBITDA performance targets and 80% vesting level for the 2016 EBITDA performance target under the 2014 SARs, as adjusted); and (ix) the 25% of each named executive officer’s time vested 2015 SARs that vested February 4, 2016.

(2)

Reflects 2012 SARs awarded in February 2012 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2012 SARs are structured so that 1/2 are time vested (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested (with up to 25% vesting at the end of each of fiscal years 2012, 2013, 2014 and 2015).

(3)

Reflects 2013 SARs awarded in February 2013 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2013 SARs are structured so that 1/2 are time vested (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested (with up to 25% vesting at the end of each of fiscal years 2013, 2014, 2015 and 2016). Of the time vested 2013 SARs, 25% are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. Of the time vested 2013 SARs and EBITDA-based performance vested 2013 SARs, 75% and 95%, respectively, are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column.

(4)

Reflects 2014 SARs awarded in February 2014 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2014 SARs are structured so that 1/2 are time vested (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested (with up to 25% vesting at the end of each of fiscal years 2014, 2015, 2016 and 2017 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested 2014 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the time vested 2014 SARs that were vested as of February 5, 2016, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column), and the EBITDA-based performance vested 2014 SARs are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs” column (with the exception of the 70% of the EBITDA-based performance vested 2014 SARs that were vested as of December 31, 2016, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)	Reflects 2015 SARs awarded in February 2015 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2015 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2015 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the time vested 2015 SARs that vested February 4, 2016, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(6)

Reflects 2016 SARs awarded in January 2016 under the Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2016 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2016 SARs are reflected in the

“Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the 2016 SARs are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table.”

(7)	The exercise price for the November 2007 Options granted under the Stock Incentive Plan to Dr. Perlin on November 15, 2007 was $13.53. Pursuant to the November 2007 Options award agreement, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively (the “2010 Distributions”), the Company reduced the per share exercise price of any unvested November 2007 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant the November 2007 Option award agreement, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company paid to Dr. Perlin an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. Pursuant to the November 2007 Options award agreement, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively (the “2012 Distributions”), the Company could not reduce the per share exercise price of any unvested November 2007 Options outstanding as of the applicable record dates by the per share distribution amount due to applicable tax rules. The Company paid to Dr. Perlin an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of the February 16, November 2 and December 17, 2012 respective record dates upon the vesting of such option.

(8)	The exercise price for the February 2009 Options granted under the Stock Incentive Plan to Mr. Rutherford on February 25, 2009 was $11.36. Pursuant to the February 2009 Options award agreement, in connection with the 2010 Distributions, the Company reduced the per share exercise price of any unvested February 2009 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant to the February 2009 Option award agreement, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company paid Mr. Rutherford an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. Pursuant to the February 2009 Options award agreement, in connection with the 2012 Distributions, the Company could not reduce the per share exercise price of any unvested February 2009 Options outstanding as of the applicable record dates by the per share distribution amount due to applicable tax rules. The Company paid Mr. Rutherford an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of the February 16, November 2 and December 17, 2012 record dates, respectively, upon the vesting of such option.

(9)

The exercise price for the August 2009 Options granted under the Stock Incentive Plan to Mr. Rutherford and Dr. Perlin on August 27, 2009 was $15.91. Pursuant to the award agreement governing the August 2009 Options, in connection with the 2010 Distributions, the Company reduced the per share exercise price of any unvested 2009 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to the award agreements governing the August 2009 Options, in connection with the 2012 Distributions, the Company reduced the per share exercise price of any unvested August 2009 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the 2012 Distribution and pursuant to the August 2009 Options award agreements, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of the February 16, November 2 and December 17, 2012 record dates, respectively, upon the vesting of such options.

(10)	The exercise price for the 2x Time Options granted under the Stock Incentive Plan to Messrs. Johnson, Hazen and Hall on October 6, 2009 was $22.64, pursuant to the named executive officers’ employment agreements. Pursuant to the 2x Time Option award agreements, in connection with the 2010 Distributions, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

(11)	The exercise price for the 2011 Options granted under the Stock Incentive Plan to Messrs. Rutherford, Hazen and Hall and Dr. Perlin on November 2, 2011 was $23.35. Pursuant to the award agreement governing the 2011 Options, in connection with the 2012 Distributions, the Company reduced the per share exercise price of any unvested 2011 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2011 Options award agreements, to the extent the per share exercise price could not be reduced by the full $2.50 per share distribution, the Company has paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 2, 2012 record date upon the vesting of such option. Also in connection with the November 2, 2012 distribution, the option exercise price of the vested 2011 Options was reduced by 50% of the $2.50 distribution, consistent with applicable tax rules, and a cash payment was made equal to 50% of the $2.50 distribution.

(12)	The base price for the 2012 SARs granted under the Stock Incentive Plan to the named executive officers on February 8, 2012 was $28.97. Pursuant to the award agreement governing the 2012 SARs, in connection with the 2012 Distributions, the Company reduced the per share base price of any unvested 2012 SAR award outstanding as of the applicable record dates by the per share distribution amount to the extent the per share base price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2012 SAR award agreements, to the extent the per share base price could not be reduced by the full $2.50 per share distribution, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the base price of the applicable SARs outstanding as of the November 2, 2012 record date upon the vesting of such awards.

(13)

Reflects 1/8 of the RSUs awarded to Mr. Rutherford in February 2013 under the Stock Incentive Plan. The 2013 RSUs are structured so that 1/2 are time vested (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested (with up to 25% vesting at the end of each of fiscal years 2013, 2014, 2015 and 2016 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year).

(14)

Reflects  1/2 of the RSUs awarded to Messrs. Johnson, Hazen and Hall and Dr. Perlin in February 2014 under the 2013 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2013 PEP payment in excess of their respective target payment level. The remaining  1/2 of these RSUs will vest on the third anniversary of their February 25, 2014 grant date.

(15)	Reflects PSUs awarded to Messrs. Johnson, Rutherford, Hazen and Hall and Dr. Perlin in February 2015 under the 2015 long-term equity incentive awards structured to vest based upon achievement of a cumulative earnings per share goal for fiscal years 2015 – 2017. These PSU awards will be eligible to vest at the end of fiscal year 2017 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(16)	Reflects RSUs awarded to Messrs. Johnson, Rutherford, Hazen and Hall and Dr. Perlin in February 2015 under the 2014 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2014 PEP payment in excess of their respective target payment level. These RSU awards vest in two equal installments on the second and third anniversaries of their February 25, 2015 grant date.

(17)	Reflects PSUs awarded to Messrs. Johnson, Rutherford, Hazen, and Hall and Dr. Perlin in January 2016 under the 2016 long-term equity incentive awards structured to vest based upon achievement of a cumulative earnings per share goal for fiscal years 2016 – 2018. These PSU awards will be eligible to vest at the end of fiscal year 2018 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(18)	Reflects RSUs awarded to Messrs. Johnson, Rutherford, Hazen and Hall and Dr. Perlin in February 2016 under the 2015 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2015 PEP payment in excess of their respective target payment level. These RSU awards will vest in two equal installments on the second and third anniversaries of their February 25, 2016 grant date.

(19)	The market value of the unvested RSUs and PSUs is calculated at $74.02 per share (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

Option Exercises and Stock Vested in 2016

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
R. Milton Johnson	562,567	$36,157,644	6,406	$448,420
William B. Rutherford	—	—	3,150	$217,107
Samuel N. Hazen	—	—	5,143	$360,010
Charles J. Hall	100,023	$7,570,000	2,782	$194,740
Jonathan B. Perlin, M.D.	30,000	$2,286,459	3,737	$261,590

(1)	Mr. Johnson elected a cashless exercise of 562,567 stock options resulting in net shares realized of 303,782. Mr. Hall and Dr. Perlin elected a cashless full sale exercise of 100,023 and 30,000 stock options, respectively, resulting in zero net shares realized.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)	Messrs. Johnson, Rutherford, Hazen and Hall and Dr. Perlin vested in 6,406, 3,150, 5,143, 2,782 and 3,737 RSUs, respectively, resulting in net shares realized of 3,868, 2,248, 3,856, 2,086 and 2,721, respectively.

(4)	Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2016 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
R. Milton Johnson	SERP	34	$31,202,274	—
Samuel N. Hazen	SERP	34	$18,536,950	—
Charles J. Hall	SERP	30	$13,927,599	—
Jonathan B. Perlin, M.D.	SERP	10	$5,515,374	—

Messrs. Johnson and Hall are eligible for normal retirement. Mr. Hazen is eligible for early retirement. Dr. Perlin has not satisfied the eligibility requirements for normal or early retirement. Messrs. Johnson, Hazen and Hall and Dr. Perlin are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers set forth in the table above. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers set forth in the table above except for Dr. Perlin. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers set forth in the table above are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2016. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2016.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2016 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
R. Milton Johnson	—	—	—	—	$666,338
William B. Rutherford	—	$151,374	$40,007	—	$615,997
Samuel N. Hazen	—	—	—	—	$889,505
Charles J. Hall	—	—	—	—	$427,073
Jonathan B. Perlin, M.D.	—	—	—	—	$15,549

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2016 Summary Compensation Table for Mr. Rutherford.

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years:

	Registrant Contribution
Name	2003	2004	2005	2006	2007	2014	2015
R. Milton Johnson	—	—	$71,441	$212,109	$57,792	—	—
William B. Rutherford	—	—	—	—	—	$74,379	$110,380
Samuel N. Hazen	$79,510	$101,488	$97,331	$247,060	$62,004	—	—

Plan Provisions

Until 2008, hypothetical accounts for each HCA Restoration Plan participant were credited each year with a contribution designed to restore benefits forgone under the HCA 401(k) Plan due to the participants’ compensation being in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers (based upon their respective 2016 base salary and PEP payment received in 2016 for 2015 performance, for Messrs. Johnson, Hazen and Hall, and based upon their respective 2016 base salary, for Mr. Rutherford and Dr. Perlin, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2016), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2016. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2016 Pension Benefits — Supplemental Information,” and “2016 Nonqualified Deferred Compensation — Supplemental Information.”

R. Milton Johnson

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$17,109,282	—	$17,109,282	—	—	—
Non-Equity Incentive Bonus(2)	$1,943,442	$1,943,442	$1,943,442	$1,943,442	—	$1,943,442	$1,943,442	$1,943,442	$1,943,442
Unvested Equity Awards(3)	$1,970,487	$5,049,719	$5,049,719	$5,049,719	$1,970,487	$1,970,487	$5,049,719	$5,049,719	$8,344,894
SERP(4)	$31,044,006	$31,044,006	$31,044,006	$31,044,006	$31,044,006	$31,044,006	$31,044,006	$26,849,334	—
Retirement Plans(5)	$2,837,523	$2,837,523	$2,837,523	$2,837,523	$2,837,523	$2,837,523	$2,837,523	$2,837,523	—
Health and Welfare Benefits(6)	—	—	—	$21,271	—	$21,271	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,604,307	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	—

Total	$37,989,304	$41,068,536	$41,068,536	$58,199,089	$36,045,862	$55,119,857	$42,672,843	$38,274,864	$10,288,336

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2016 fiscal year pursuant to the 2016 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the (a) the intrinsic value of all unvested SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Mr. Johnson’s unvested SAR awards and the fair value price of our common stock on December 31, 2016 or $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016) and (b) the value of all unvested PSUs and RSUs, which will become vested upon a Change in Control or Mr. Johnson’s termination of employment, death or disability, calculated at $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

(4)	Reflects the actual lump sum value of the SERP based on the 2016 interest rate of 2.57%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $2,171,185 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2017 COBRA rates, that Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $1,401,000 of Company-paid life insurance.

William B. Rutherford

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,600,000	—	$1,600,000	—	—	—
Non-Equity Incentive Bonus(2)	$718,584	$718,584	$718,584	$718,584	—	$718,584	$718,584	$718,584	$718,584
Unvested Equity Awards(3)	—	—	—	$725,396	—	—	$1,266,926	$1,266,926	$1,847,072
Retirement Plans(4)	$1,383,361	$1,383,361	$1,383,361	$1,383,361	$1,383,361	$1,383,361	$1,383,361	$1,383,361	—
Health and Welfare Benefits(5)	—	—	—	$32,954	—	$32,954	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,395,084,	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$801,000	—
Accrued Vacation Pay	$87,692	$87,692	$87,692	$87,692	$87,692	$87,692	$87,692	$87,692	—

Total	$2,189,637	$2,189,637	$2,189,637	$4,547,987	$1,471,053	$3,822,591	$5,851,647	$4,257,563	$2,565,656

(1)	Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as Executive Vice President and Chief Financial Officer at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Mr. Rutherford and Dr. Perlin.”

(2)	Represents the amount Mr. Rutherford would be entitled to receive for the 2016 fiscal year pursuant to the 2016 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the (a) the intrinsic value of all unvested stock options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Mr. Rutherford’s unvested options and SAR awards and the fair value price of our common stock on December 31, 2016 or $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016), and (b) the value of all unvested PSUs and RSUs, which will become vested upon a Change in Control or Mr. Rutherford’s death or disability, calculated at $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

(4)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $767,364 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $615,997 from the HCA Restoration Plan.

(5)	Reflects the estimated costs of the continuing medical coverage, based upon 2017 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Mr. Rutherford and Dr. Perlin.”

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $801,000 of Company-paid life insurance.

Samuel N. Hazen

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$6,069,442	—	$6,069,442	—	—	—
Non-Equity Incentive Bonus(2)	$1,020,716	$1,020,716	$1,020,716	$1,020,716	—	$1,020,716	$1,020,716	$1,020,716	$1,020,716
Unvested Equity Awards(3)	$1,030,432	$2,190,029	$2,190,029	$2,190,029	$1,030,432	$1,030,432	$2,190,029	$2,190,029	$3,998,873
SERP(4)	$20,666,808	$20,666,808	—	$20,666,808	$20,666,808	$20,666,808	$20,666,808	$17,895,002	—
Retirement Plans(5)	$1,853,928	$1,853,928	$1,853,928	$1,853,928	$1,853,928	$1,853,928	$1,853,928	$1,853,928	—
Health and Welfare Benefits(6)	—	—	—	$31,907	—	$31,907	—	—	—
Disability Income(7)	—	—	—	—	—	—	$2,034,953	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,001,000	—
Accrued Vacation Pay	$138,462	$138,462	$138,462	$138,462	$138,462	$138,462	$138,462	$138,462	—

Total	$24,710,346	$25,869,943	$5,203,135	$31,971,292	$23,689,630	$30,811,695	$27,904,896	$24,099,137	$5,019,589

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2016 fiscal year pursuant to the 2016 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the (a) intrinsic value of all unvested stock options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the exercise or base price of Mr. Hazen’s unvested options and SAR awards and the fair value price of our common stock on December 31, 2016 or $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016) and (b) the value of all unvested PSUs and RSUs, which will become vested upon a Change in Control or Mr. Hazen’s termination of employment, death or disability, calculated at $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

(4)	Reflects the actual lump sum value of the SERP based on the 2016 interest rate of 2.57%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $964,423 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2017 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,001,000 of Company-paid life insurance.

Charles J. Hall

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$3,834,444	—	$3,834,444	—	—	—
Non-Equity Incentive Bonus(2)	$609,954	$609,954	$609,954	$609,954	—	$609,954	$609,954	$609,954	$609,954
Unvested Equity Awards(3)	$616,883	$1,090,611	$1,090,611	$1,090,611	$616,883	$616,883	$1,090,611	$1,090,611	$2,053,329
SERP(4)	$13,863,995	$13,863,995	$13,863,995	$13,863,995	$13,863,995	$13,863,995	$13,863,995	—	—
Retirement Plans(5)	$1,202,727	$1,202,727	$1,202,727	$1,202,727	$1,202,727	$1,202,727	$1,202,727	$1,202,727	—
Health and Welfare Benefits(6)	—	—	—	$12,580	—	$12,580	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,004,774	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$801,000	—
Accrued Vacation Pay	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	—

Total	$16,404,328	$16,878,056	$16,878,056	$20,725,080	$15,794,374	$20,251,352	$17,882,830	$3,815,061	$2,663,283

(1)	Represents amounts Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Hall would be entitled to receive for the 2016 fiscal year pursuant to the 2016 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the (a) the intrinsic value of all unvested options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Mr. Hall’s unvested SAR awards and the fair value price of our common stock on December 31, 2016 or $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016) and (b) the value of all unvested PSUs and RSUs, which will become vested upon a Change in Control or Mr. Hall’s termination of employment, death or disability, calculated at $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

(4)	Reflects the actual lump sum value of the SERP based on the 2016 interest rate of 2.57%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall would be entitled. The value includes $775,654 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2017 COBRA rates, that Mr. Hall would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Hall would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period for 42 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 36 months.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hall. Mr. Hall’s payment upon death while actively employed with the Company includes $801,000 of Company-paid life insurance.

Jonathan B. Perlin, M.D.

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,600,000	—	$1,600,000	—	—	—
Non-Equity Incentive Bonus(2)	$489,944	$489,944	$489,944	$489,944	—	$489,944	$489,944	$489,944	$489,944
Unvested Equity Awards(3)	—	$473,728	$473,728	$473,728	—	—	$1,096,162	$1,096,162	$2,058,880
SERP(4)	$5,662,944	—	—	$7,405,879	$5,662,944	$7,405,879	$5,662,944	$5,037,252	—
Retirement Plans(5)	$150,322	$150,322	$150,322	$150,322	$150,322	$150,322	$150,322	$150,322	—
Health and Welfare Benefits(6)	—	—	—	$32,954	—	$32,954	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,970,540	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$801,000	—
Accrued Vacation Pay	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	$110,769	—

Total	$6,413,979	$1,224,763	$1,224,763	$10,263,596	$5,924,035	$9,789,868	$9,480,681	$7,685,449	$2,548,824

(1)	Represents amounts Dr. Perlin would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Dr. Perlin would be entitled to receive for the 2016 fiscal year pursuant to the 2016 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the (a) the intrinsic value of all unvested options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Dr. Perlin’s unvested SAR awards and the fair value price of our common stock on December 31, 2016 or $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016) and (b) the value of all unvested PSUs and RSUs, which will become vested upon a Change in Control or Dr. Perlin’s termination of employment, death or disability, calculated at $74.02 (the closing price of the Company’s common stock on the NYSE on December 30, 2016).

(4)	Reflects the actual lump sum value of the SERP based on the 2016 interest rate of 2.57%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Dr. Perlin would be entitled. The value includes $134,773 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $15,549 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2017 COBRA rates, that Dr. Perlin would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Mr. Rutherford and Dr. Perlin.”

(7)	Reflects the estimated lump sum present value of all future payments which Dr. Perlin would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Dr. Perlin. Dr. Perlin’s payment upon death while actively employed with the Company includes $801,000 of Company-paid life insurance.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company or who are not considered independent do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2016, other than Mr. Johnson whose compensation is discussed under “Executive Compensation” above. Mr. Johnson was not separately compensated for Board service during 2016. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation, because they are inapplicable.

Fiscal 2016 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert J. Dennis	$110,000	$174,922	$284,922
Nancy-Ann DeParle	$110,000	$174,922	$284,922
Thomas F. Frist III	—	—	—
William R. Frist	—	—	—
Charles O. Holliday, Jr. (2)	$78,381	$174,922	$253,303
Ann H. Lamont	$127,500	$174,922	$302,422
Jay O. Light	$166,151	$174,922	$341,073
Geoffrey G. Meyers	$140,000	$174,922	$314,922
Michael W. Michelson (3)	—	—	—
Wayne J. Riley, M.D.	$142,500	$174,922	$317,422
John W. Rowe, M.D.	$110,000	$174,922	$284,922

(1)	This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Mr. Dennis, Ms. DeParle, Mr. Holliday, Ms. Lamont, Mr. Light, Mr. Meyers, Dr. Riley and Dr. Rowe on May 4, 2016. As of February 27, 2017, (i) each of Mr. Dennis, Ms. DeParle, Mr. Holliday, Ms. Lamont, Mr. Light, Mr. Meyers, Dr. Riley and Dr. Rowe held 2,192 unvested restricted share units; (ii) Mr. Dennis held 8,528 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors; and (iii) Mr. Light held 21,649 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors.

(2)	Mr. Holliday has been an independent director since April 28, 2016.

(3)	Mr. Michelson stepped down from the Board of Directors effective May 16, 2016 in connection with the share ownership of Kohlberg Kravis Roberts & Co. falling below 3% of our outstanding shares of common stock and in accordance with the terms of the Stockholders’ Agreement.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each independent director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$100,000 annual retainer for service as a Board member;

•	$35,000 annual retainer for service as the non-management and independent presiding director (increased from $30,000 effective April 28, 2016);

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Nominating and Corporate Governance Committee, Patient Safety and Quality of Care Committee or Finance and Investments Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•	$20,000 annual retainer for service as Chair of the Compensation Committee; and

•	$17,500 annual retainer for service as Chair of each of the Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

Equity Compensation.  In addition to the director compensation described above, each independent director receives an annual board equity award with a value of $175,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units.

Reimbursements.  All of our directors are reimbursed for their reasonable expenses incurred in connection with their service.

Share Ownership.  Each independent director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the date on which they are elected to the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves or ratifies related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 27, 2017, the Frist Entities owned approximately 18.8% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Holdings, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers (the “Senior Management Stockholders”) have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8- K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

On May 10, 2016, the Company entered into an agreement (the “Share Repurchase Agreement”) to repurchase 9,360,958 shares of its common stock beneficially owned by certain affiliates of Kohlberg Kravis Roberts & Co. at a purchase price of $80.12 per share, the closing price of the Company’s common stock on the NYSE on May 10, 2016, less a discount of 1% (the “Share Repurchase”). The Share Repurchase was made pursuant to the Company’s $3.0 billion repurchase program adopted by the Company’s Board of Directors in October 2015.

Bulow Holdings, LLC and certain of its subsidiaries (collectively, “Bulow Holdings”) lease office space in two medical office buildings owned by the Company. In 2016, the Company received approximately $107,000 in aggregate payments from Bulow Holdings with respect to such leased office space. Pursuant to the applicable lease agreements, the aggregate amount of all payments due from Bulow Holdings to the Company from the beginning of 2017 through the expiration of the terms thereof is estimated to be approximately $66,000. In addition, Bulow Holdings provides orthotic devices and related services to patients at certain of the Company’s hospital facilities. The fees for 2016 for such goods and services were approximately $449,000. Two members of our Board of Directors, Thomas F. Frist III and William R. Frist, collectively held approximately 30% of the outstanding ownership interest in Bulow Holdings, LLC as of December 31, 2016. The Company believes that its leases and orthotics services arrangements with Bulow Holdings are on commercially reasonable terms.

In 2016, the Company paid approximately $385,000 to Clear Diligence LLC for diligence services. Lise Morrow, the wife of J. William B. Morrow, the Company’s Senior Vice President – Finance and Treasurer, is the principal and sole owner of Clear Diligence LLC. The Company believes that its diligence services arrangements with Clear Diligence LLC are on commercially reasonable terms.

Clark B. Rollins, IV serves as a Director of Affiliated Services for the Company’s Physician Services Group. Mr. Rollins earned total compensation in respect of base salary and bonus of approximately $154,000 for his services in 2016. Mr. Rollins also receives certain other benefits customary to similar positions within the Company. Mr. Rollins’ father-in-law, R. Milton Johnson, serves as Chairman and CEO of HCA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 27, 2017 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 370,650,856 shares of our common stock, par value $0.01 per share, outstanding as of February 27, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of PSUs and RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of February 27, 2017 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent
Hercules Holding II	68,912,077	(1)	18.6%
Wellington Management Group LLP.	29,153,757	(2)	7.9%
BlackRock, Inc.	20,733,077	(3)	5.6%
The Vanguard Group	19,215,965	(4)	5.2%
Robert J. Dennis	14,802	(5)	*
Nancy-Ann DeParle	10,720		*
Thomas F. Frist III	—	(1)	—
William R. Frist	405,714	(1)	*
Charles J. Hall	657,976	(6)	*
Samuel N. Hazen	1,764,917	(7)	*
Charles O. Holliday, Jr.	10,192		*
R. Milton Johnson	2,963,195	(8)	*
Ann H. Lamont	13,759		*
Jay O. Light	28,841	(9)	*
Geoffrey G. Meyers	33,841		*
Jonathan B. Perlin, M.D.	643,742	(10)	*
Wayne J. Riley, M.D.	8,789		*
John W. Rowe, M.D.	25,076		*
William B. Rutherford	323,086	(11)	*
All directors and executive officers as a group (32 persons)	11,132,103	(12)	2.9%

*	Less than one percent.

(1)

Hercules Holding holds 68,912,077 shares, or approximately 18.6%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist,

Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold the shares of our outstanding common stock held by Hercules Holding by virtue of their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any group and disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. The principal office address of Hercules Holding is 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Based on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 9, 2017. The Schedule 13G/A indicates that as of December 31, 2016, Wellington Management Group LLP, as the parent holding company, was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 9,215,826 shares, sole dispositive power as to 0 shares and shared dispositive power as to 29,153,757 shares. The principal office address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2017. The Schedule 13G indicates that as of December 31, 2016, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 18,366,197 shares, shared voting power as to 0 shares, sole dispositive power as to 20,733,077 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2017. The Schedule 13G indicates that as of December 31, 2016, The Vanguard Group was the beneficial owner with sole voting power as to 465,948 shares, shared voting power as to 57,186 shares, sole dispositive power as to 18,693,477 shares and shared dispositive power as to 522,488 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 10,720 restricted share units issuable upon vesting.

(6)	Includes 649,368 shares issuable upon exercise of SARs and options.

(7)	Includes 1,143,028 shares issuable upon exercise of SARs and options.

(8)	Includes 2,191,841 shares issuable upon exercise of SARs and options.

(9)	Includes 23,841 restricted share units issuable upon vesting.

(10)	Includes 624,394 shares issuable upon exercise of SARs and options.

(11)	Includes 291,649 shares issuable upon exercise of SARs and options.

(12)	Includes 7,542,350 shares issuable upon exercise of SARs and options and 34,561 restricted share units issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communications with Audit Committee), as amended. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2016.

Geoffrey G. Meyers, Chair
Charles O. Holliday, Jr.
Wayne J. Riley, M.D.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 17, 2017

Appendix A

Set forth below is the text of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation as proposed by Proposal 4. Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HOLDINGS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

HCA Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is HCA Holdings, Inc.

B. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article IX in its entirety and inserting the following in lieu thereof:

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY

WRITTEN CONSENT

Special meetings of stockholders of the Corporation may be called ~~only~~ by ~~either~~ the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, ~~or~~ by the Chairman of the Board or by the Chief Executive Officer of the Corporation and, subject to the provisions of the Bylaws of the Corporation, a special meeting of the stockholders of the Corporation shall be called by the Secretary of the Corporation upon written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s Bylaws; provided that, prior to the Trigger Date, special meetings of stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On or following the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

C. The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

D. The effective date of the foregoing amendment shall be April     , 2017.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this __ day of April, 2017.

HCA HOLDINGS, INC.

By:
Name: John M. Franck II
Title: Vice President – Legal and Corporate Secretary

HCA HOLDINGS, INC.
ATTN: CORPORATE SECRETARY ONE PARK PLAZA
NASHVILLE, TN 37203
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E20204-P86455
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
HCA HOLDINGS, INC.
The Board of Directors recommends you vote FOR the following director nominees:
1. Election of Directors For Against Abstain
Nominees:
1a. R. Milton Johnson
1b.Robert J. Dennis
1c. Nancy-Ann DeParle
1d. Thomas F. Frist III
1e. William R. Frist
1f. Charles O. Holliday, Jr.
1g. Ann H. Lamont
1h. Jay O. Light
1i. Geoffrey G. Meyers
1j. Wayne J. Riley, M.D.
1k. John W. Rowe, M.D.
The Board of Directors recommends you vote FOR
proposals 2, 3 and 4. For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017
3. Advisory vote to approve our named executive officer compensation
4. To approve an amendment to our amended and restated certificate of incorporation to allow stockholders owning an aggregate of 25% of our outstanding common stock to request special meetings of stockholders
The Board of Directors recommends you vote AGAINST proposal 5.
5. Stockholder proposal, if properly presented at the meeting, requesting that the Board of Directors implement changes to our governing documents to allow stockholders owning an aggregate of 10% of our outstanding common stock to call special meetings of stockholders
NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.
E20205-P86455
HCA HOLDINGS, INC. Annual Meeting of Stockholders April 27, 2017 2:00 PM, CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Robert A. Waterman and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 27, 2017, at One Park Plaza, Nashville, Tennessee 37203, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side